Exhibit 2.1
EXECUTION VERSION

TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), LIMITED PARTNERSHIP
TRICOR PACIFIC CAPITAL PARTNERS (FUND IV) US, LIMITED PARTNERSHIP
THE MANUFACTURER’S LIFE INSURANCE COMPANY
AND
RICHARD HARRIS
as “Vendors”
and
0987268 B.C. LTD.
as “Purchaser”
and
POST HOLDINGS, INC.
as “Guarantor”
and
TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC
as “Vendor Representative”

GOLDEN BOY FOODS LTD.
SHARE PURCHASE AGREEMENT
December 7, 2013

( i )

( ii )

( iii )

SCHEDULES

Schedule 2.3 Escrow Agreement

( iv )

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT dated as of December 7, 2013,
AMONG:
TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), LIMITED PARTNERSHIP a limited partnership formed under the laws of British Columbia, having an office at 200 – 1111 West Hastings Street, Vancouver, B.C., V6E 2J3, by its general partner TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC
(“Fund IV Canada”)
AND:
TRICOR PACIFIC CAPITAL PARTNERS (FUND IV) US, LIMITED PARTNERSHIP a limited partnership formed under the laws of British Columbia, having an office at 200 – 1111 West Hastings Street, Vancouver, B.C., V6E 2J3, by its general partner TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC
(“Fund IV US”)
AND:
MANUFACTURER’S LIFE INSURANCE COMPANY, a company formed under the laws of Canada, having an office at 200 Bloor Street East, Toronto, Ontario, M4W 1E5
(“Manulife”)
AND:
RICHARD HARRIS, a business person having an address at 3080 Spencer Place, West Vancouver, BC, V7V 3C9
(“Harris”)
(Fund IV Canada, Fund IV US, Manulife and Harris are hereinafter collectively referred to as the “Vendors” and each a “Vendor”)
AND:
0987268 B.C. LTD., a company formed under the laws of British Columbia, having an office at 2503 S. Hanley Road, St. Louis, Missouri 63144
(the “Purchaser”)
AND:

POST HOLDINGS, INC., a company formed under the laws of Missouri, having an office at 2503 S. Hanley Road, St. Louis, Missouri 63144
(the “Guarantor”)
AND:
TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC, an unlimited liability company formed and existing under the laws of the Province of Alberta having an office at 200 – 1111 West Hastings Street, Vancouver, B.C., V6E 2J3
(the “Vendor Representative”).
WHEREAS:

A.
Golden Boy Foods Ltd., a corporation existing under the laws of British Columbia having a head office in Burnaby, B.C. (“Golden Boy”), and the Golden Boy Subsidiaries (defined below), carry on the business of manufacturing, marketing and distributing private label and branded peanut and other nut butters, baking nuts, raisins, other dried fruit and trail mixes (the “Business”);

B.
Fund IV Canada owns (i) all of the issued and outstanding shares of Tricor (GBF) Holdings, Inc. (“Tricor Canada”), a corporation existing under the laws of British Columbia having an office at 200 – 1111 West Hastings Street, Vancouver, B.C., V6E 2J3, and (ii) the Fund IV Canada Notes (defined below);

C.
Fund IV US owns (i) all of the issued and outstanding shares of Tricor (GBF) Holdings USA, Inc. (“Tricor US”), a corporation existing under the laws of British Columbia having an office at 200 – 1111 West Hastings Street, Vancouver, B.C., V6E 2J3, and (ii) the Fund IV US Notes (defined below);

D.	Tricor Canada, Tricor US, Manulife and Harris own all of the issued and outstanding shares of Golden Boy; and

E.	The Purchaser wishes to purchase, and the Vendors wish to sell to the Purchaser the Purchased Shares (defined below) on the terms and conditions contained herein.
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants, agreements, representations and warranties set out below, the parties covenant and agree as follows:
ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms.
As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means, net of the reserve for bad debts in accordance with GAAP, all accounts receivable, trade accounts, notes receivable and other debts owing to the Purchased Corporations which, in accordance with GAAP applied consistently with prior periods, are shown at the relevant time in the books and records of the Purchased Corporations as accounts receivable, and the full benefit of all security for such accounts, notes or debts.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Law.
“Agreement” means this share purchase agreement.
“AAFC” means Agriculture and Agri-Foods Canada.
“Annual Financial Statements” means the following, copies of each of which are set forth in Part I of the Disclosure Letter:

(i)
the audited consolidated financial statements of Golden Boy, together with the notes thereto, consisting of a balance sheet, statements of income and retained earnings and a statement of cash flows, for the fiscal years ended December 31, 2012 and December 31, 2011;

(ii)
the unaudited financial statements of Tricor Canada, together with the notes thereto, consisting of a balance sheet, statements of income and retained earnings and a statement of cash flows, for the fiscal years November 30, 2012 and November 30, 2011; and

(iii)
the unaudited financial statements of Tricor US, together with the notes thereto, consisting of a balance sheet, statements of income and retained earnings and a statement of cash flows, for the fiscal years November 30, 2012 and November 30, 2011.

“Assets” means all properties and assets of each of the Purchased Corporations of every kind and description (whether real, personal, mixed, tangible or intangible) wherever located, and includes any interest therein.
“Authorization” means, with respect to any Person, any order, writ, judgment, injunction, permit, approval, consent, waiver, variance, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.
“Basket” has the meaning specified in Section 9.4(6))
“BMO Letter of Credit” means the letter of credit dated October 28, 2011 issued by the Bank of Montreal in the amount of US$700,000.
“Business” has the meaning specified in the recitals.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Vancouver, British Columbia or on which U.S. banks are closed for business in New York, New York.
“Calendar Year” means a year commencing January 1 of a particular year and ending on December 31 of the same year.
“Cap” has the meaning specified in Section 9.4(6).
“Cash” means all cash, cash equivalents, term deposits, treasury bills, guaranteed investment certificates, and marketable securities held by or for the account of any of the Purchased Corporations (Cash shall be calculated net of issued but uncleared checks and drafts, and shall include checks and drafts deposited by any Purchased Corporation and checks and drafts received by any Purchased Corporation but not yet deposited for the account of that Purchased Corporations).
“Change in Control Payments” means all change of control, commissions, bonus, retention, termination, severance and similar payments that are payable directly or indirectly by any Purchased Corporation to any Person in connection with the execution and delivery of this Agreement or the transactions contemplated hereby, including the employer portion of income tax and other payroll deductions.
“Charter Documents” means, in the case of a corporate entity, articles, bylaws, notice of articles, articles of incorporation, memorandum, or any similar constating document, and in the case of a limited partnership means the limited partnership agreement and certificate of limited partnership or similar constating document.
“Closing” means the completion of the transaction of purchase and sale contemplated in this Agreement.
“Closing Date” means any Business Day selected by Purchaser on or after the Determination Date, provided that such date may not be later than the Outside Date and provided further that Purchaser must provide Vendor Representative at least ten (10) days’ prior notice of the first Business Day that it may select as the Closing Date (and Purchaser may select any Business Day thereafter as the Closing Date after providing such initial ten (10) days’ prior notice so long as such date is no later than the Outside Date).
“Closing Date Balance Sheets” means the unaudited balance sheets of Tricor Canada and Tricor US and the unaudited consolidated balance sheet of Golden Boy as of 11:59 p.m. Pacific Time on the day prior to the Closing Date (without giving effect to the transactions contemplated by this Agreement), prepared in accordance with GAAP, consistently applied (except that such balance sheets may not contain all of the notes required by GAAP), and prepared applying the same accounting principles and methodologies used to prepare the Current Balance Sheet and applying the past practices of the Purchased Corporations (and where GAAP provides for a range of alternatives such past practices shall govern).

“Closing LTIP Payment Amount Statement” shows for each LTIP Participant a calculation of the amount payable to such LTIP Participant pursuant to Section 3.7(a)(i), Section 3.7(a)(ii) and Section 3.7(b) of such LTIP Participant’s LTIP Agreement including the amount of the LTIP Holdback Amount for each LTIP Participant and the amount of the LTIP Holdback Amount, if any, to be paid to each LTIP Participant and the amount of the LTIP Holdback Amount, if any, to be returned to Vendor Representative.
“Closing Net Working Capital” has the meaning specified in Section 2.8(1).
“Closing Net Working Capital Statement” has the meaning specified in Section 2.7(4) or Section 2.7(5), as the case may be.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder, as amended from time to time.
“Code” means the United States Internal Revenue Code of 1986 and regulations promulgated thereunder, as amended from time to time.
“Combined Financial Statements” has the meaning set forth in Section 5.12.
“Competition Act Approval” has the meaning specified in Section 5.6.
“Confidential Company Information” includes any of the following information held or used by or relating to any of the Purchased Corporations: (i) all information that is a trade secret; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software (including firmware and other software embedded in hardware devices), publicly undisclosed software code (including publicly undisclosed source, executable or object code), subroutines, interfaces and algorithms, and computer software, database technologies, systems, structures and architectures; and (iii) all information concerning the business and affairs of the Purchased Corporations, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.
“Current Assets” means the combined assets of the Purchased Corporations (eliminating, for the avoidance of doubt, intercompany receivables, payables and indebtedness owing between Purchased Corporations) which, in accordance with GAAP applied consistently with prior periods, are shown at the relevant time in the books and records of the Purchased Corporations as current assets including, without limitation, Cash, Accounts Receivable (net of allowances for doubtful accounts), Inventory (excluding obsolete inventory), refunds receivable in respect of GST/HST, income tax and other taxes receivable, Prepaid Expenses and deposits paid by the Purchased Corporations, but excluding future income tax assets (for avoidance of doubt, deferred tax assets that reflect timing differences between book and tax accounting) and any asset relating to any unused tax losses which may be carried forward to future taxation years.

“Current Balance Sheets” means the unaudited balance sheets of Tricor Canada and Tricor US and the unaudited consolidated balance sheet of Golden Boy at October 31, 2013.
“Current Liabilities” means the combined liabilities of the Purchased Corporations (eliminating, for the avoidance of doubt, intercompany receivables, payables and indebtedness owing between Purchased Corporations) which, in accordance with GAAP applied consistently with prior periods, are shown at the relevant time in the books and records of the Purchased Corporations as current liabilities including, without limitation, accounts payable and accrued liabilities in respect of any goods purchased by, or services performed for the Purchased Corporations before the Closing Date, each payable in the ordinary course, GST/HST, capital taxes, income taxes, and other Taxes payable and an accrual for any obligations in respect of Employees. Notwithstanding the foregoing definition, Current Liabilities for the Purchased Corporations shall specifically exclude: (i) Indebtedness (including any interest in respect thereof); (ii) future income tax liabilities (i.e. deferred tax liabilities that reflect timing differences between book and tax accounting); (iii) the STIP Bonus Amount; (iv) the LTIP Bonus Amount; and (v) any Transaction Costs.
“Customs Assessment” means any assessment, reassessment, adjustment statement or notice of penalty assessment issued by a Governmental Entity in respect of an import or export transaction, or other form of recognized document assessing liability for Customs Duties under applicable Law, including any re-appraisal of value for duty, redetermination of tariff classification or reconsideration of eligibility for preferential tariff treatment.
“Customs Bond” means U.S. Customs and Border Protection customs bond number 9913CT044 executed October 25, 2013 with Golden Boy as principal, having a limit of liability of US$60,000.
“Customs Duty” or “Customs Duties” means all customs duties, tariffs, import and export taxes, and other charges imposed on goods when transported across international borders, all anti-dumping and countervailing duties, all fines, penalties and interest in respect of any of the foregoing, and other obligations of the same or a similar nature.
“Customs Filing” means any coding form, return, declaration, report, claim for refund, information return or statement relating to any Customs Duty or Customs Duties, including any schedule or attachment thereto, and including any amendment thereof.

“Damages” means any claims, losses, judgments, liabilities, costs, damages or out-of-pocket expenses (including reasonable third party investigation costs, court costs, legal fees and expenses and amounts paid in settlement of a claim or suit), fines, penalties and interest, whether resulting from an action, suit, proceeding, arbitration, that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.
“Deferred LTIP Payment Amount” has the meaning specified in Section 2.9(2)(a).
“Deferred LTIP Payment Amount Statement” has the meaning specified in Section 2.9(2)(a).
“De Minimis Loss” has the meaning specified in Section 9.4(5).
“Deposit” has the meaning specified in Section 2.3.
“Determination Date” means the later of

(i)
the date that is three (3) Business Days after the date on which the last of the following are satisfied or obtained or the requirement to satisfy or obtain same is waived by both the Vendor Representative and the Purchaser:

(A)	receipt of each of the consents, approvals and waivers listed in Section 3.1(k) of the Disclosure Letter;

(B)	receipt of each of the filings, notices and Authorizations listed in Section 3.1(j) of the Disclosure Letter;

(C)	receipt of the Competition Act Approval; and

(D)	receipt of the HSR Approval;

(ii)	January 9, 2014; and

(iii)	such other date as the Purchaser and the Vendor Representative may agree in writing.
“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.
“Disclosing Party” has the meaning specified in Section 12.4.
“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Vendors to the Purchaser with this Agreement.
“Draft Net Working Capital Statement” has the meaning specified in Section 2.7(1).

“EIPA” means the Export and Import Permits Act, R.S.C., 1985, c. E-19 (Canada) and the regulations made thereunder.
“Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, deferred compensation, stock option, stock purchase, stock appreciation, phantom stock, health, welfare, cafeteria, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices (including, without limitation, any employee benefit plan as defined in ERISA Section 3(3)), relating to the current or former directors, officers or employees of any Purchased Corporation, whether written or oral, funded or unfunded, insured or self-insured, which are maintained, sponsored or funded by any Purchased Corporation, or otherwise under which any of the Purchased Corporations may reasonably be expected to have any liability (other than a Multiemployer Plan, or any plan, program, arrangement or agreement which a Purchased Corporation is required to maintain or to which a Purchased Corporation is required to contribute pursuant to applicable Laws).
“Employees” means all employees of the Purchased Corporations including those employees otherwise employed by a Purchased Corporation but on lay-off with rights to recall, vacation, short-term disability, long-term disability, workers’ compensation-related leave, pregnancy, parental or other leave.
“Environmental Laws” means all applicable Laws relating to the protection of the natural environment or protection of human health that would be affected by exposure to matters of environmental concern, and includes all Authorizations issued pursuant to such Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.
“Escrow Agent” has the meaning specified in Section 2.3.
“Escrow Agreement” has the meaning specified in Section 2.3.
“Estimated Net Working Capital” means the amount of Net Working Capital reflected in the Estimated Net Working Capital Statement.
“Estimated Net Working Capital Adjustment” means: (a) if the amount of the Estimated Net Working Capital is less than the Target Net Working Capital, a reduction to the Purchase Price by an amount equal to such deficiency; and (b) if the amount of Estimated Net Working Capital is greater than the Target Net Working Capital, an increase to the Purchase Price by an amount equal to such excess.

“Estimated Net Working Capital Statement” means the estimated working capital statement to be delivered to the Purchaser by the Vendors in accordance with Section 2.5(2) in a form attached as Section 1.1 of the Disclosure Letter.
“Export Permit” means a permit issued to Golden Boy for the export of peanut butter from Canada under the EIPA.
“FDA” means the United States Food and Drug Administration.
“Fund IV Canada Notes” means the promissory note in the principal amount of $21,354,872 dated as of July 31, 2007 (plus any interest accrued or capitalized thereon); the promissory note in the principal amount of $5,665,821 dated as of November 30, 2007 (plus any interest accrued or capitalized thereon); and the promissory note in the principal amount of $8,101,504.39 dated as of October 16, 2009 (plus any interest accrued or capitalized thereon), each issued by Tricor Canada, as borrower, to Fund IV Canada, as lender.
“Fund IV US Notes” means the promissory note in the principal amount of $8,394,809 dated as of July 31, 2007 (plus any interest accrued or capitalized thereon), the promissory note in the principal amount of $2,229,519 dated as of November 30, 2007 (plus any interest accrued or capitalized thereon) and the promissory note in the principal amount of $363,301.42 dated as of October 16, 2009 (plus any interest accrued or capitalized thereon), each issued by Tricor US, as borrower, to Fund IV US, as lender.
“GAAP” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part II of the Handbook of the Canadian Institute of Chartered Accountants (Accounting Standards for Private Enterprises).
“Golden Boy” has the meaning specified in the recitals.
“Golden Boy Financial Statements” has the meaning specified in Section 5.12.
“Golden Boy Subsidiary” means each of Golden Boy Investments Ltd., a British Columbia corporation, GB Acquisition USA, Inc., a Washington corporation, Nuts Distributor of America Inc., a Washington corporation, Golden Nut Company (USA), Inc., a Washington corporation, and Golden Boy Nut Corporation, a Delaware corporation.
“Governmental Entity” means (i) any governmental or public department, central bank, court, minister, crown, governor-in-counsel, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above; and (v) any Person acting under the authority of any of the forgoing.
“Grants” has the meaning specified in Section 3.1(pp)(iv).

“GST/HST” means the goods and services tax and harmonized sales tax under the Excise Tax Act.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder as amended from time to time.
“HSR Approval” has the meaning specified in Section 5.6.
“Indebtedness” means, with respect to any Person at any date, without duplication, any and all of the following (together with all accrued interest, prepayment penalties, make-whole payments, breakage fees or similar amounts payable upon the repayment of any of the foregoing):

(i)
indebtedness, liabilities and obligations of such Person in respect of borrowed money or loans or advances of any kind whether direct or indirect or absolute or contingent including, without limitation, bank debt and whether evidenced by notes, bonds, indentures or other instruments;

(ii)	other obligations of such Person upon which interest charges are customarily paid;

(iii)	direct or indirect guarantees, indemnities and other obligations to make any payment in respect of any of the foregoing, whether incurred alone or jointly with others;

(iv)
liabilities of such Person under or in respect of any letters of credit (other than the BMO Letter of Credit), bankers acceptances, bank guarantees, surety bonds (other than the Customs Bond) or similar arrangements;

(v)
liabilities of such Person with respect to any interest rate swaps, cap or collar agreements, interest rate future or option contracts or any foreign exchange agreements, forward contracts or options, or any other instrument designed to protect against interest rate or foreign exchange risk;

(vi)	all obligations of such Person as a lessee under any lease of property (real or personal) which must be capitalized by such lessee under GAAP;

(vii)	obligations of such Person to pay the deferred purchase price of property or services, other than ordinary trade payables;

(viii)	obligations or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed by such Person;

(ix)	outstanding cheques, wire transfers and similar payments of such Person or any overdrafts associated therewith;

(x)	amounts payable by a Purchased Corporation under any management agreement or similar agreement with Fund IV Canada, Fund IV US, Tricor GP or any of their affiliates; and

(xi)	amounts payable in respect of vendor financed purchases of fixed assets (including, without limitation, equipment);
including, without limitation, the Senior Debt and the Shareholder Debt but excluding any Indebtedness owing by a Purchased Corporation to another Purchased Corporation.
“Indemnified Party” means a Person with indemnification rights or benefits under Section 9.2 or Section 9.3, or otherwise under this Agreement.
“Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.
“Indemnity Escrow Amount” has the meaning specified in Section 2.4..
“Independent Accountants” means an independent firm of chartered accountants mutually agreed to by the Vendor Representative and the Purchaser.
“Initial LTIP Payment Amount” means the aggregate of all amounts payable to LTIP Participants at Closing pursuant to Section 3.7(a)(i) of the LTIP Agreements.
“Initial LTIP Payment Amount Deduction” means 111% of the Initial LTIP Payment Amount, together with the employer portion of income tax and other payroll deductions arising therefrom.
“Instrument” has the meaning specified in Section 12.15.
“Intellectual Property” means domestic and foreign intellectual property rights including: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) mask works, mask work registrations and applications for mask work registrations; (iv) designs, design registrations, design registration applications and integrated circuit topographies and (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing.
“Interim Financial Statements” means:

(i)
the unaudited consolidated financial statements of Golden Boy consisting of a balance sheet as at October 31, 2013 and a statement of income and cash flows for the ten month period ended on October 31, 2013;

(ii)	the unaudited financial statements of Tricor Canada consisting of a balance sheet as at October 31, 2013 and a statement of income for the eleven month period ended on October 31, 2013; and

(iii)	the unaudited financial statements of Tricor US consisting of a balance sheet as at October 31, 2013 and a statement of income for the eleven month period ended on October 31, 2013, copies of which are set forth in Part II of the Disclosure Letter.
“Interim Financial Statements Date” means October 31, 2013.
“Interim Period” means the period between the close of business on the date of this Agreement and the Closing.
“Inventory” means all inventories of every kind and nature and wheresoever situate of the Purchased Corporations, including all finished goods, work in process, raw materials, other stock in trade, goods in transit, shipping supplies and packaging.
“Investment Canada Act” means the Investment Canada Act, (R.S.C., 1985, c. 28 (1st Supp.)), as amended.
“IRS” means the United States Internal Revenue Service.
“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity, and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law.
“Legal Proceeding” has the meaning specified in Section 3.1(jj).
“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.
“LTIP Agreement” means the Long Term Incentive Plan Agreement with each of the individuals set forth in Part III of the Disclosure Letter.

“LTIP Bonus Amount” means the aggregate gross amount payable pursuant to the LTIP Agreement together with the employer portion of income tax and other payroll deductions arising therefrom.
“LTIP Holdback Amount” means the difference between the Initial LTIP Payment Amount Deduction and the Initial LTIP Payment Amount.
“LTIP Participant” means each employee who is a party to an LTIP Agreement.
“LTIP Responsibility Percentage” means, in respect of a Vendor, the percentage set forth opposite such Vendor’s name in the table below:

Fund IV Canada	62.796%
Fund IV US	37.066%
Manulife	0.000%
Harris	0.138%

“Material Adverse Effect” means (i) any change, effect, event or condition, whether known or unknown as of the date of this Agreement, that has, or is reasonably likely to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Purchased Corporations taken as a whole, or (ii) any change, effect, event or condition that prevents, impedes, or otherwise affects, in any material respect, the consummation of the transactions contemplated by this Agreement, except that, in the case of clause (i), none of the following shall be considered in determining whether there has been a Material Adverse Effect: (a) any change in conditions or circumstances on a worldwide, national or local basis whether they are economic, political, regulatory or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters; (b) any change in the markets or industry in which Golden Boy operates; (c) the announcement of this Agreement and the transactions contemplated by it; (d) any act or omission of the Purchased Corporations prior to the Determination Date taken with the prior written consent or at the written request of the Purchaser; or (e) any changes in applicable Laws or accounting rules or principles, including changes in GAAP; provided, however, that in the case of clauses (a), (b) and (e) any such changes shall nevertheless be considered as constituting or contributing to a Material Adverse Effect if any such change, individually or in the aggregate, has a disproportionate adverse effect on the business, assets, prospects, results of operations or condition (financial or otherwise) of the Purchased Corporations taken as a whole relative to other companies operating in the same industry as the Purchased Corporations.
“Material Contract” has the meaning specified in Section 3.1(aa).

“Multiemployer Plan” means a multiemployer plan as defined in ERISA Section 3(37) or 4001(a)(3).
“Net Working Capital” means the Current Assets of the Purchased Corporations on a combined basis less the Current Liabilities of the Purchased Corporations on a combined basis, as of 11:59 p.m. Pacific Time on the day prior to the Closing Date, calculated in accordance with the form of Estimated Net Working Capital Statement attached as Section 1.1 of the Disclosure Letter, with such adjustments as are necessary so as to reflect all of the components of Current Assets described in the definition of Current Assets, including, for greater certainty, (i) Cash and (ii) refunds receivable in respect of GST/HST, income tax and other taxes receivable, but excluding future income tax assets (for avoidance of doubt, deferred tax assets that reflect timing differences between book and tax accounting) and any asset relating to any unused tax losses which may be carried forward to future taxation years.
“Notice” has the meaning specified in Section 12.1.
“Notional Purchase Price Amount” means an amount equal to the Purchase Price, if the Purchase Price was calculated as at the Closing Date without reference to Section 2.2(g).
“Outside Date” means (a) March 1, 2014, or (b) such earlier or later date as the Parties may agree in writing.
“Parties” means the Vendors, the Vendor Representative and the Purchaser and any other Person who becomes a party to this Agreement.
“PCAOB” has the meaning specified in Section 5.12.
“Permitted Liens” means (i) Liens for Taxes (A) not yet due and delinquent and (B) which, to the extent attributable to a taxable year ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (as determined in Section 11.1) were subtracted in calculating Current Liabilities (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use of any real property for the purpose for which it is held or currently used or the marketability of any real property, and (iii) Liens listed and described in Part IV of the Disclosure Letter but only to the extent such Liens conform to their description in such part of the Disclosure Letter.
“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.
“Power of Attorney” has the meaning specified in Section 3.1(uu).

“Pre-Closing Reorganization” has the meaning set forth in Section 5.1 and includes any transaction of any Purchased Corporation (including, for the avoidance of doubt, Golden Boy) carried out in furtherance of the transactions described in Section 5.1.
“Prepaid Expenses” means all prepaid expenses of the Purchased Corporations attributable to the Business or the Assets including, without limitation, amounts paid for insurance, licensing fees, property taxes, telephone rentals, utilities and rentals which will have a continuing benefit to the Purchased Corporations after the Closing Date;
“Privacy Statements” means, collectively, any and all of the Purchased Corporations’ privacy policies or other statements (written or oral) made available by the Purchased Corporations regarding the collection, retention, use, disclosure and distribution of the Transferred Information.
“Products” has the meaning specified in Section 3.1(t).
“Proposed Transaction” has the meaning specified in Section 5.8.
“Pro Rata Share” means, in respect of a Vendor, that Vendor’s proportionate share of the Purchase Price as set out in Schedule 2.2.
“Purchase Price” has the meaning specified in Section 2.2.
“Purchased Corporations” means Golden Boy, each of the Golden Boy Subsidiaries, Tricor Canada, Tricor US, and any successors thereof.
“Purchased Shares” means:

(i)	all of the issued and outstanding shares in the capital of Tricor Canada; and

(ii)	all of the issued and outstanding shares in the capital of Golden Boy held by Manulife and Harris;
“Purchaser Fundamental Representation” has the meaning specified in Section 9.1(1)(a).
“Real Property” has the meaning specified in Section 3.1(z)(ii).
“Real Property Lease” has the meaning specified in Section 3.1(z)(ii).
“Recipient” has the meaning specified in Section 12.4.
“Regulation S‑X” has the meaning specified in Section 5.12.
“SAS 100” has the meaning specified in Section 5.12.

“SEC” has the meaning specified in Section 5.12.
“Senior Debt” means any and all amounts owing by Golden Boy pursuant to the credit agreement made as of June 24, 2013 among Golden Boy, as borrower, and Bank of Montreal and Canadian Western Bank, as lenders, as the same may be amended, supplemented, restated or replaced from time to time.
“Shareholder Debt” means, collectively the Fund IV Canada Notes and the Fund IV US Notes.
“STIP Bonus Amount” means the aggregate gross amount payable pursuant to the STIP Bonus Plan for the fiscal year ended December 31, 2013 together with the employer portion of income Tax and other payroll deductions arising therefrom.
“STIP Bonus Plan” means the Short Term Incentive Plan with each of the individuals set forth in Part V of the Disclosure Letter.
“Straddle Period” has the meaning specified in Section 11.1.
“Target Net Working Capital” means $26,567,000 (and which for greater certainty, and only for the purpose of this definition, excludes Cash from the definition of Current Assets).
“Tax” or “Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, GST/HST and all other goods and services, ad valorem, use, value-added, excise, stamp, withholding, business, franchising, property (both real and personal), payroll, employee withholding, employment, occupation, health, social service, environmental, alternative, add-on, minimum, education, and social security taxes, all surtaxes, all Customs Duties, all licence, franchise and registration fees and taxes, all unemployment or employment insurance, workers’ compensation, health insurance, Canada and other government pension plan premiums, and other obligations of the same or of a similar nature of any of the foregoing, and including any liability for Taxes of any other Person for which any of the Purchased Corporations is liable, whether arising by Law, in equity, by contract or otherwise.
“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended.
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement relating to any Tax or Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Shortfall” has the meaning specified in Section 11.4.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party (which for greater certainty an employee of the Vendors shall be considered a third party), including a Governmental Entity (including claims for Taxes), against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.
“Title Commitment” has the meaning specified in Section 5.10(1).
“Title Company” has the meaning specified in Section 5.10(1).
“Transaction Costs” means the aggregate of all expenses incurred by the Purchased Corporations or the Vendors in connection with the transactions contemplated by this Agreement (excluding any such costs that were paid prior to Closing other than pursuant to Section 2.6(1)(d) that are payable on or after Closing), including without limitation all investment banking, legal, accounting and other advisory fees incurred in respect of the transaction and the cost of obtaining any consents, approvals or permissions or delivering any notices referred to in this Agreement (including, taxes and disbursements related thereto), but excluding, for the avoidance of doubt, the LTIP Bonus Amount or STIP Bonus Amount.
“Transferred Information” has the meaning specified in Section 12.4.
“Tricor Canada” has the meaning specified in the recitals.
“Tricor Canada Note” means the promissory note in the principal amount of $23,700,970.40 dated as of August 31, 2010 (plus any interest accrued or capitalized thereon) issued by Golden Boy, as borrower, to Tricor Canada, as lender.
“Tricor GP” has the meaning specified in Section 3.1(a).
“Tricor US” has the meaning specified in the recitals.
“Tricor US Note” means the promissory note in the principal amount of $13,989,614.34 dated as of August 31, 2010 (plus any interest accrued or capitalized thereon) issued by Golden Boy, as borrower, to Tricor US, as lender.
“USDA” means the United States Department of Agriculture.
“US GAAP” has the meaning specified in Section 5.12.
“U.S. Quotas” means the amounts, expressed in kilograms, that have been allocated to Golden Boy under EIPA for the export of peanut butter from Canada to the United States of America.
“U.S. Subsidiary Financial Statements” has the meaning specified in Section 5.12.
“Vendor Fundamental Representation” has the meaning specified in Section 9.1(1)(a).

“Vendor Major Representation” has the meaning specified in Section 9.1(1)(a).
“Vendor Tax Period” means and includes any and all Tax periods beginning before and ending on or before the Closing Date and, in addition, that portion of any Straddle Period that begins before the Closing Date and ends on the Closing Date.
“Vendor Tax Representations” has the meaning specified in Section 9.1(1)(b).
“Working Capital Escrow Amount” has the meaning specified in Section 2.4.
“338(g) Election” has the meaning specified in Section 11.8.

Section 1.2	Gender and Number.
Any reference in this Agreement or the Escrow Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3	Headings, etc.
The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

Section 1.4	Currency.
All references in this Agreement or the Escrow Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5	Certain Phrases, etc.
In this Agreement and the Escrow Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (iii) the word “or” has the inclusive meaning represented by the phrase “and/or”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

Section 1.6	Knowledge.
Where any representation or warranty contained in this Agreement or the Escrow Agreement is qualified by reference to the knowledge of the Vendors, it refers to the actual knowledge (after reasonable inquiry of the Vendors’ personnel and the personnel of the Purchased Corporations) of Rob Wildeman, Richard Harris, Brian Irving, Paul Henderson, and Christian Maas, without personal liability on the part of any of them.

Section 1.7	Accounting Terms.
All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.8	Schedules and Disclosure Letter.

(1)	The schedules attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes of it.

(2)
The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(a)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(b)	an admission of any liability or obligation of the Vendors;

(c)	an admission that the information is material;

(d)	a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard contrary to the standards contained in this Agreement; or

(e)	an expansion of the scope of effect of any of the representations, warranties and covenants set out in this Agreement.

(3)
Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature. Inclusion of an item in any section of the Disclosure Letter is deemed to be disclosure for all purposes for which disclosure is required under this Agreement to the extent that such disclosure is reasonably apparent.

(4)
The Disclosure Letter itself is Confidential Company Information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Section 1.9	References to Persons and Agreements.
Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, the term “Agreement” and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

Section 1.10	Statutes.
Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced.

Section 1.11	Withholding Rights.
Each of the Purchaser, the Vendors, the Vendor Representative and the Escrow Agent shall be entitled to deduct and withhold from any payment to any Party under this Agreement or the Escrow Agreement such Taxes as it is required by Law to deduct and withhold with respect to the making of such payment, or any other Tax withholding obligation with respect to the transactions contemplated hereunder. To the extent that amounts are so withheld or deducted by the Purchaser, the Vendors, the Vendor Representative or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Purchaser, the Vendors, the Vendor Representative or the Escrow Agent, as the case may be. The Purchaser, the Vendors, the Vendor Representative or the Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under this Section 1.11 within the time period prescribed for doing so under applicable Laws.

Section 1.12	Non-Business Days.
Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.
ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

Section 2.1	Purchase and Sale.
Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendors, on the Closing Date, the Purchased Shares.

Section 2.2	Purchase Price.
The aggregate consideration payable by the Purchaser to the Vendors for the Purchased Shares (the “Purchase Price”) is $320,000,000:

(a)	PLUS or MINUS the Estimated Net Working Capital Adjustment,

(b)
MINUS an amount equal to the aggregate Indebtedness of the Purchased Corporations at Closing (including, without limiting the generality of the foregoing, any Indebtedness paid out by the Purchaser at Closing pursuant to Section 2.6(1)(a)),

(c)	MINUS the amount equal to Initial LTIP Payment Amount Deduction,

(d)	MINUS the amount equal to the STIP Bonus Amount,

(e)	MINUS an amount equal to the Transaction Costs,

(f)	MINUS an amount, if any, equal to the Change in Control Payments not captured above, and

(g)
if the Closing has not occurred on or prior to February 1, 2014, PLUS an amount equal to the interest which would have been earned on 90% of the Notional Purchase Price Amount had it been invested and earned interest at an effective annual interest rate of 8.0% during the period beginning at 12:01 a.m. on February 2, 2014 and ending at 11:59 p.m. on the date prior to the Closing Date.

For greater certainty, the amounts to be added or subtracted pursuant to subsections (a) through (g) above are to be added or subtracted without duplication. The Purchase Price is subject to further adjustment in accordance with Section 2.8.
The Vendors and the Purchaser agree to allocate the Purchase Price in accordance with Section 2.2 of the Disclosure Letter. The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation.

Section 2.3	Deposit.

(1)
On the Determination Date, the Purchaser will pay $32,000,000 (the “Deposit”) to or to the order of Computershare Trust Company of Canada, in trust (the “Escrow Agent”) by wire transfer or direct deposit of immediately available funds, to be held in escrow pursuant to the terms and conditions of an escrow agreement substantially in the form of the escrow agreement attached as Schedule 2.3 (the “Escrow Agreement”).

(2)	If the Closing occurs on or before the Outside Date, the Deposit will be released to the Vendors pursuant to Section 2.4.

(3)
If the Closing does not occur on or before the Outside Date, on the first Business Day after the Outside Date the Deposit will be released by the Escrow Agent to the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares) in accordance with the Escrow Agreement.

Section 2.4	Payment of the Purchase Price.

(1)	At the Closing, the Purchase Price will be paid and satisfied, subject to adjustment in accordance with Section 2.8, as follows:

(a)
as to the Deposit, by the release of the Deposit by the Escrow Agent to or to the order of Stikeman Elliott LLP, in trust for the Vendors and for distribution in accordance with their Pro Rata Shares, by wire transfer or direct deposit of immediately available funds. For greater clarity, the Purchaser and the Vendor Representative will provide written joint notice to the Escrow Agent in accordance with the Escrow Agreement to implement this Section 2.4(1)(a);

(b)	as to $19,000,000, being the aggregate of:

(i)	$16,000,000 (the “Indemnity Escrow Amount”), and

(ii)	$3,000,000 (the “Working Capital Escrow Amount”)
by the Purchaser paying such aggregate amount to or to the order of the Escrow Agent, in trust, by wire transfer or direct deposit of immediately available funds, to be held in escrow pursuant to the terms and conditions of the Escrow Agreement; and

(c)
as to the balance, by the Purchaser paying such amount to or to the order of Stikeman Elliott LLP, in trust for the Vendors and for distribution in accordance with their Pro Rata Shares, by wire transfer or direct deposit of immediately available funds.

(2)
Payment in full pursuant to Section 2.4(1)(a) and Section 2.4(1)(c) shall be deemed to satisfy the Purchaser’s obligation hereunder regardless of whether such balance is further distributed or paid to each Vendor.

Section 2.5	Delivery of Pay-Out Statements and Estimated Working Capital

(1)
The Vendor Representative shall, at least three (3) Business Days prior to the Closing Date, provide the Purchaser with (i) a written statement from each creditor to whom any Indebtedness is owed (other than Indebtedness with respect to capitalized leases) providing in each such case the payments (including all accrued interest, breakage fees, prepayment or early termination fees and all other fees and penalties of any kind or nature whatsoever) required to be made by the Purchased Corporations to pay out and discharge in full all Indebtedness of the Purchased Corporations with such creditor as at the Closing Date and containing an acknowledgment that any and all Liens securing such Indebtedness shall be released and discharged in full upon payment thereof, (ii) a schedule of all Indebtedness to be paid at Closing, (iii) a calculation of the amount payable to each LTIP Participant at Closing under Section 3.7(a)(i) of his LTIP Agreement, the Initial LTIP Payment Amount, the Initial LTIP Payment Amount Deduction, and the LTIP Holdback Amount for each LTIP Participant, (iv) an calculation of the STIP Bonus Amount and the amount payable to each recipient thereof, (v) a calculation and corresponding invoices for any Transaction Costs; and (vi) a calculation of the Change in Control Payments and the amount payable to each recipient thereof. No later than 9:00 a.m. Pacific Time on the day preceding the Closing Date, the Vendor Representative shall provide the Purchaser with final statements specifying the final payment required to be made by the Purchased Corporations to pay out and discharge in full all amounts contemplated by Section 2.2 as at the Closing Date and to effect the release and discharge of any Lien in respect of such amounts and containing all of the other information required to be provided pursuant to this Section 2.5 (collectively, the “Pay-Out Statements”).

(2)
Not more than ten (10) nor later than three (3) days prior to the Closing Date, the Vendor Representative shall have caused to be prepared and delivered to the Purchaser (i) the Purchased Corporations’ reasonable and good faith estimated Closing Date Balance Sheet, (ii) the Estimated Net Working Capital Statement setting forth the Purchased Corporations’ reasonable and good faith estimate of the Closing Net Working Capital and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Date Balance Sheet, and (iii) a statement setting forth the Estimated Net Working Capital Adjustment. The Purchaser shall be entitled to review, comment on and request reasonable changes to the proposed Estimated Net Working Capital Adjustment, and the Vendor Representative shall cooperate with the Purchaser in connection therewith and consider the Purchaser’s proposed changes to the proposed Estimated Net Working Capital Adjustment in good faith. In connection with the preparation and calculation of the Closing Date Net Working Capital, the Vendor Representative shall, at the Purchaser’s request, cause to be conducted a physical inventory of the Purchased Corporations on or around the Closing Date, and the Purchaser shall be provided the opportunity to observe such physical inventory taken by the Vendor Representative; provided, however, for the avoidance of doubt, the Vendor Representative shall perform a physical inventory and not “cycle counts”. The Estimated Net Working Capital Statement will be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Current Balance Sheet and consistent with the form attached as Section 1.1 of the Disclosure Letter.

Section 2.6	Other Closing Payments by the Purchaser

(1)	As part of Closing, and immediately following the completion of the transactions contemplated by Section 2.1, the Purchaser shall cause the Purchased Corporations, as applicable, to:

(a)
pay out in full, by way of wire transfer or direct deposit of immediately available funds, all Indebtedness as set forth in the applicable Pay-Out Statements delivered to the Purchaser pursuant to Section 2.5 (including, without limitation, the Shareholder Debt and the Senior Debt) to the Person(s) designated for payment therein;

(b)
pay out in full to each LTIP Participant, by way of wire transfer, direct deposit, certified cheque or bank draft, the amount payable at Closing to such LTIP Participant pursuant to Section 3.7(a)(i) of his LTIP Agreement as set forth in the applicable Pay-Out Statements delivered to the Purchaser pursuant to Section 2.5, net of the deduction of income tax and other payroll deductions to the Persons designated for payment thereof;

(c)
pay out in full, by way of wire transfer, direct deposit, certified cheque or bank draft, the STIP Bonus Amount pursuant to the terms of the STIP Bonus Plan as set forth in the applicable Pay-Out Statements delivered to the Purchaser pursuant to Section 2.5 net of the deduction of income tax and other payroll deductions to the Persons designated for payment thereof;

(d)
pay out in full, by way of wire transfer, direct deposit, certified cheque or bank draft, any Transaction Costs in respect of which invoices have been issued to the Purchased Corporations or the Vendors at or prior to Closing as set forth in the applicable Pay-Out Statements delivered to the Purchaser pursuant to Section 2.5; and

(e)
pay out in full, by way of wire transfer, direct deposit, certified cheque or bank draft, all Change in Control Payments set forth in the applicable Pay-Out Statements delivered to the Purchaser pursuant to Section 2.5, net of the deduction of income tax and other payroll deductions.

Section 2.7	Preparation of Net Working Capital Statement.

(1)
Within seventy-five (75) days following the Closing Date (or such other date as is mutually agreed to by the Vendor Representative and the Purchaser in writing), the Purchaser will prepare and deliver to the Vendor Representative a draft unaudited statement of Net Working Capital (the “Draft Net Working Capital Statement”) of the Purchased Corporations prepared as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date. The Draft Net Working Capital Statement will be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Current Balance Sheet and consistent with the Estimated Net Working Capital Statement.

(2)
The Vendor Representative will have 20 Business Days to review the Draft Net Working Capital Statement following receipt of it and the Vendor Representative must notify the Purchaser in writing if it has any objections to the Draft Net Working Capital Statement within such 20 Business Day period. The notice of objection must contain a statement of the basis of each of the Vendor Representative’s objections and each amount in dispute. The Purchaser shall provide access, upon every reasonable request, to the Vendor Representative and its auditors, to all work papers of the Purchaser and its auditors, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Net Working Capital Statement. If such access is unreasonably delayed by the Purchaser or its auditor, then such 20 Business Day period shall be extended for an additional 10 Business Days after such access has been provided.

(3)
If the Vendor Representative sends a notice of objection of the Draft Net Working Capital Statement in accordance with Section 2.7(2), the Purchaser and the Vendor Representative will work expeditiously and in good faith in an attempt to resolve such objections within 20 Business Days following receipt of the notice. Failing resolution of any objection to the Draft Net Working Capital Statement raised by the Vendor Representative, the dispute will be submitted for determination to the Independent Accountants. The determination of the Independent Accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. The Independent Accountants are deemed to be acting as experts and not as arbitrators.

(4)
If the Vendor Representative does not notify the Purchaser of any objection within the 20 Business Day period, the Vendors are deemed to have accepted and approved the Draft Net Working Capital Statement and the Draft Net Working Capital Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Draft Net Working Capital Statement will become the “Closing Net Working Capital Statement” on the next Business Day following the end of such 20 Business Day period.

(5)
If the Vendor Representative sends a notice of objection in accordance with Section 2.7(2), the Purchaser and the Vendor Representative will revise the Draft Net Working Capital Statement to reflect the final resolution or final determination of such objections under Section 2.7(3) within two (2) Business Days following such final resolution or determination. Such revised Draft Net Working Capital Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Draft Net Working Capital Statement will become the “Closing Net Working Capital Statement” on the next Business Day following revision of the Draft Net Working Capital Statement under this Section 2.7(5).

(6)
The Vendors and the Purchaser will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Net Working Capital Statement. In the case of a dispute and the retention of the Independent Accountants to determine such dispute, the costs and expenses of the Independent Accountants shall be allocated between the Vendors, as a group, and the Purchaser in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accountants that is unsuccessfully disputed by such Party (as finally determined by the Independent Accountants) bears to the total amount of such disputed items so submitted by such Party. However, the Vendors and the Purchaser will each bear their own costs in presenting their respective cases to the Independent Accountants.

(7)
The Parties agree that the procedure set forth in this Section 2.7 for resolving disputes with respect to the Draft Net Working Capital Statement is the sole and exclusive method of resolving such disputes, absent manifest error.

(8)
On the next Business Day following the determination of the Closing Net Working Capital Statement pursuant to this Section 2.7, Vendor Representative shall deliver to Purchaser the Closing LTIP Payment Amount Statement.

Section 2.8	Net Working Capital Purchase Price Adjustment.

(1)
The Purchase Price will be increased or decreased, as the case may be, dollar-for-dollar, to the extent that the working capital as determined from the Closing Net Working Capital Statement (the “Closing Net Working Capital”) is more or less than the Estimated Net Working Capital;.

(2)
If the Closing Net Working Capital, as determined from the Closing Net Working Capital Statement, is more than the Estimated Net Working Capital, the Purchaser will pay to the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares), the amount of such difference as an increase to the Purchase Price. If the Closing Net Working Capital as determined from the Closing Net Working Capital Statement is less than the Estimated Net Working Capital, the Vendors will pay to the Purchaser, in accordance with their Pro Rata Shares, the amount of such difference as a decrease to the Purchase Price and such amounts shall be paid first from the Working Capital Escrow Amount as set forth in the Escrow Agreement.

(3)
The Vendor Representative and the Purchaser will, within three (3) Business Days after the Draft Working Capital Statement becomes the Closing Working Capital Statement in accordance with Section 2.7(4) or Section 2.7(5), as the case may be, deliver to the Escrow Agent a certificate signed by both of them, certifying the amount of the payment to be made on account of the increase or decrease in the Purchase Price, if any, and the amount of the Working Capital Escrow Amount that is to be paid to the Vendors or the Purchaser.

(4)	If there is an increase to the Purchase Price as a result of the adjustments made pursuant to Section 2.8(2):

(a)
all of the escrow funds relating to the Working Capital Escrow Amount will be immediately released to the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares) in accordance with the Escrow Agreement;

(b)
Purchaser shall cause Golden Boy to pay to each LTIP Participant when due that amount of the LTIP Holdback Amount that such LTIP Participant is entitled to receive pursuant to Section 3.7(a)(ii) of his LTIP Agreement and as set forth on the Closing LTIP Payment Amount Statement

(c)
the Purchaser will pay the amount of such increase to the Purchase Price to, or to the direction of, the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares), except that the amount of such payment shall be reduced by the amount that the LTIP Participants are entitled to receive under Section 3.7(a)(ii) and Section 3.7(b) of the LTIP Agreements less the LTIP Holdback Amount as set forth on the Closing LTIP Payment Amount Statement and Purchaser shall cause Golden Boy to pay such reduction to the LTIP Participants when due pursuant to Section 3.7(a)(ii) and Section 3.7(b) of their LTIP Agreements and as set forth on the Closing LTIP Payment Amount Statement.

(5)	If there is a decrease to the Purchase Price as a result of the adjustments made pursuant to Section 2.8(2):

(a)
If the decrease is less than the Working Capital Escrow Amount, (i) the amount of the decrease, up to the Working Capital Escrow Amount, will be paid to the Purchaser, (ii) the balance of the Working Capital Escrow Amount, if any, will be immediately released to the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares) in accordance with the Escrow Agreement, (iii) Purchaser shall cause Golden Boy to pay to each LTIP Participant when due that amount of the LTIP Holdback Amount that such LTIP Participant is entitled to receive pursuant to Section 3.7(a)(ii) of his LTIP Agreement and the amount payable to each LTIP Participant under Section 3.7(b) of his LTIP Agreement, all as set forth on the Closing LTIP Payment Amount Statement, (iv) Purchaser shall cause Golden Boy to return to Vendor Representative (to hold in trust for the Vendors, in accordance with their Pro-Rata Shares) any amount of the LTIP Holdback Amount not paid pursuant to Section 2.8(5)(a)(iii) as set forth on the Closing LTIP Payment Amount Statement, and (v) Vendor Representative shall be entitled pursuant to Section 10.4(7) to recover from the LTIP Participants their pro-rata share of any additional amounts, if any, owing pursuant to the LTIP Agreements; and

(b)
if the decrease is greater than the Working Capital Escrow Amount, (i) all of the escrow funds relating to the Working Capital Escrow Amount will be immediately released to the Purchaser, (ii) the Vendors will pay directly to the Purchaser, in accordance with their Pro Rata Shares, an amount equal to such deficiency in excess of the Working Capital Escrow Amount, (iii) Purchaser shall cause Golden Boy to pay to each LTIP Participant when due that amount of the LTIP Holdback Amount, if any, that such LTIP Participant is entitled to receive pursuant to Section 3.7(a)(ii) of his LTIP Agreement and as set forth on the Closing LTIP Payment Amount Statement, (iv) Purchaser shall cause Golden Boy to return to Vendor Representative (to hold in trust for the Vendors, in accordance with their Pro-Rata Shares) any amount of the LTIP Holdback Amount not paid pursuant to Section 2.8(5)(b)(iii) as set forth on the Closing LTIP Payment Amount Statement, and (v) Vendor Representative shall be entitled pursuant to Section 10.4(7) to recover from the LTIP Participants their pro-rata share of any additional amounts, if any, owing pursuant to the LTIP Agreements.

(6)
Any amounts to be paid directly by the Vendors or the Purchaser under this Section 2.8 will be paid by wire transfer or direct deposit of immediately available funds within five (5) Business Days after the Draft Working Capital Statement becomes the Closing Working Capital Statement.

Section 2.9	Indemnity Escrow Release.

(1)
The Indemnity Escrow Amount will be released to the Vendor Representative (in trust for the Vendors, to be distributed in accordance with their Pro Rata Shares, subject to adjustment for amounts payable to a Vendor to the extent amounts paid from the Indemnity Escrow Amount were in respect of a claim or matter for which such Vendor was solely responsible or liable in accordance with the provisions of Section 9.2), as follows:

(a)
on the eighteen-month anniversary of the Closing Date, the funds then on deposit under the Escrow Agreement will be released to the Vendor Representative, other than the amount of all unresolved claims made by the Purchaser under Article 9; and

(b)	amounts held back under Section 2.9(1)(a) in respect of unresolved claims made by the Purchaser under Article 9 will be released to the Vendor Representative as such claims are resolved, all subject to the terms and conditions of the Escrow Agreement.

(2)	Notwithstanding anything to the contrary contained in this Agreement, whenever an amount is to be released to the Vendor Representative pursuant to either Section 2.9(1)(a) or Section 2.9(1)(b):

(a)
the Vendor Representative shall first deliver a statement to the Purchaser (each, a “Deferred LTIP Payment Amount Statement”) calculating the aggregate amount payable to the LTIP Recipients pursuant to Section 3.7(b) of the LTIP Agreements in respect of the amount to be released from escrow (the “Deferred LTIP Payment Amount”) and the amount of the Deferred LTIP Payment Amount payable to each LTIP Participant;

(b)
the Vendor Representative will direct the Escrow Agent to pay to Purchaser the Deferred LTIP Payment Amount, and the Purchaser shall thereafter cause Golden Boy to make such payments to each LTIP Participant as may be required under Section 3.7(b) of each LTIP Agreement and as set forth in the Deferred LTIP Payment Amount Statement, such amount to constitute a reduction to the Purchase Price; and

(c)
Fund IV Canada, Fund IV US and Harris will each direct the Vendor Representative to pay to Manulife from the amount otherwise due to such Vendor in accordance with that Vendor’s share of the amount released from escrow (being that Vendor’s Pro Rata Share as adjusted pursuant to Section 2.9(1)) the amount determined under the following formula:

Manulife Payment = (A - B) X C
Where:
A =     Such Vendor’s LTIP Responsibility Percentage;
B =    Such Vendor’s Pro Rata Share percentage; and

C =	an amount equal to the amount that the Vendor’s Representative directed the Escrow Agent to pay to Golden Boy pursuant to Section 2.9(2)(b).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Section 3.1	Representations and Warranties of the Vendors.
The Vendors severally represent and warrant, as of the date hereof and as of the Determination Date, as follows to the Purchaser and acknowledge that the Purchaser is relying upon the representations and warranties in connection with its purchase of the Purchased Shares (provided that (i) to the extent any representations and warranties set out in this Section 3.1 are given in respect of or have application to Tricor Canada or Tricor US, such representations and warranties shall, to the extent they have application to Tricor Canada or Tricor US, be deemed to have been given solely by Fund IV Canada and Fund IV US on a joint and several basis and not by Manulife or Harris; (ii) to the extent any representations and warranties set out in Section 3.1 are given in respect of or have application to Manulife, such representations and warranties shall, to the extent they have application to Manulife, be deemed to have been given solely by Manulife and not by any other Vendor; and (iii) to the extent any representations and warranties set out in Section 3.1 are given in respect of or have application to Harris, such representations and warranties shall, to the extent they have application to Harris, be deemed to have given solely by Harris and not by any other Vendor):
Corporate Matters

(a)
Status of Fund IV Canada and Fund IV US. Each of Fund IV Canada and Fund IV US are limited partnerships formed and subsisting under the laws of the Province of British Columbia. Tricor Pacific Capital Partners (Fund IV), ULC, an unlimited liability company formed and existing under the laws of the province of Alberta (“Tricor GP”), in its capacity as the general partner of each of Fund IV Canada and Fund IV US, has all requisite corporate power and capacity to enter into this Agreement on behalf of Fund IV Canada and Fund IV US and to perform all their obligations in this Agreement. Each of Fund IV Canada, Fund IV US and Tricor GP is duly qualified, licenced and registered to do business in and is in good standing in every jurisdiction in which the character of its business or the nature of the properties owned, leased or operated by it makes such qualification, licence or registration necessary.

(b)
Due Authorization: Fund IV Canada and Fund IV US. Each of Fund IV Canada and Fund IV US have the requisite power, capacity and authority necessary to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Fund IV Canada and Fund IV US pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action by the general partner of each of Fund IV Canada and Fund IV US on behalf of Fund IV Canada and Fund IV US, respectively. This Agreement has been duly executed and delivered by Fund IV Canada and Fund IV US and constitutes a legal, valid and binding obligation of Fund IV Canada and Fund IV US enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)
Non-Contravention: Fund IV Canada and Fund IV US. Neither the execution nor delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated under this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of the Charter Documents of Fund IV Canada, Fund IV US or Tricor GP (the general partner of each of Fund IV Canada and Fund IV US).

(d)
Status of Manulife. Manulife is a corporation, duly organized and validly existing, under the laws of Canada. Manulife has never been struck from the register maintained under the legislation under which it is incorporated or been dissolved or liquidated and Manulife has all requisite corporate power, capacity and authority to own the shares listed opposite its name in Item (i) of Section 3.1(m) of the Disclosure Letter to this Agreement and to enter into and perform all of its obligations in this Agreement. Manulife is duly qualified, licenced and registered to do business in and is in good standing in every jurisdiction in which the character of its business or the nature of the properties owned, leased or operated by it makes such qualification, licence or registration necessary.

(e)
Due Authorization: Manulife. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Manulife pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Manulife. This Agreement has been duly executed and delivered by Manulife and constitutes a legal, valid and binding obligation of Manulife enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(f)
Non-Contravention: Manulife. Neither the execution nor delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated under this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of the Charter Documents of Manulife.

(g)
Status of Harris. Harris has attained the age of majority and has the legal capacity and competence to own the shares listed opposite his name in Item (i) of Section 3.1(m) of the Disclosure Letter and to enter into and perform all his obligations in this Agreement. This Agreement has been duly executed and delivered by Harris and constitutes a legal, valid and binding obligation of Harris enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(h)
Status of Golden Boy and the Golden Boy Subsidiaries. Golden Boy is a corporation, duly and validly incorporated and validly existing, under the laws of British Columbia. Golden Boy has never been struck from the register maintained under the legislation under which it is incorporated or been dissolved or liquidated, and Golden Boy has all requisite corporate power, capacity and authority to carry on the Business as it is now being conducted, and to own, lease and operate the properties and assets now owned, leased and operated by it and to perform its obligations under all contracts by which it is bound. Golden Boy is duly qualified, licenced and registered to do business in and is in good standing in every jurisdiction in which the character of the Business or the nature of the properties owned, leased or operated by it makes such qualification, licence or registration necessary, all of which jurisdictions are listed in Section 3.1(h) of the Disclosure Letter. Each Golden Boy Subsidiary is a corporation, duly and validly incorporated and validly existing, under the laws of its province or state of incorporation. Each Golden Boy Subsidiary has all requisite corporate power, capacity and authority to carry on the Business as it is now being conducted, and to own, lease and operate the properties and assets now owned, leased and operated by it and to perform its obligations under all contracts by which it is bound. Each Golden Boy Subsidiary is duly qualified, licenced and registered to do business in and is in good standing in every jurisdiction in which the character of the Business or the nature of the properties owned, leased or operated by it makes such qualification, licence or registration necessary, all of which jurisdictions are listed in Section 3.1(h) of the Disclosure Letter. Golden Boy is a “foreign business” as defined under Rule 1-02(l) of Regulation S-X promulgated by the United States Securities and Exchange Commission because (i) it is majority owned by Persons who are not citizens or residents of the United States and it is not organized under the laws of the United States or any state thereof, and either: (1) more than 50 percent of its assets are located outside the United States; or (2) the majority of its executive officers and directors are not United States citizens or residents.

(i)
Status of Tricor Canada and Tricor US. Each of Tricor Canada and Tricor US is a corporation, duly and validly incorporated and is validly existing, under the laws of British Columbia. Neither Tricor Canada nor Tricor US has been struck from the register maintained under the legislation under which it is incorporated or has been dissolved or liquidated and Tricor Canada and Tricor US each have all requisite corporate power, capacity and authority to carry on its business as it is now being conducted, to own, lease and operate the properties and assets now owned, leased and operated by it and to enter into and perform all its obligations under in this Agreement. Tricor Canada and Tricor US are each duly qualified, licenced and registered to do business in and is in good standing in every jurisdiction in which the character of the Business or the nature of the properties owned, leased or operated by it makes such qualification, licence or registration necessary, all of which jurisdictions are listed in Section 3.1(i) of the Disclosure Letter. The completion and performance of the transactions and obligations contemplated under this Agreement will not result in a breach of or default under, or be contrary to, any of the provisions of the Charter Documents of Tricor Canada or Tricor US.

(j)
Required Authorizations. Except for the Competition Act Approval, the HSR Approval and as disclosed in Section 3.1(j) of the Disclosure Letter, no filing with, notice to, or Authorization of, any Governmental Entity is required on the part of the Vendors or the Purchased Corporations as a condition to the lawful completion of the transactions contemplated by this Agreement.

(k)
Required Consents. Except as disclosed in Section 3.1(k) of the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any material contract, licence, lease or instrument that any of the Purchased Corporations is a party to, to the completion of the transactions contemplated by this Agreement.

(l)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Vendors and the Vendor Representative and constitutes legal, valid and binding agreements of each of them enforceable against each of them in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(m)	Authorized and Issued Capital.
Authorized and Issued Capital of Golden Boy: Item (i) of Section 3.1(m) of the Disclosure Letter sets forth:

(i)	the authorized share capital of Golden Boy;

(ii)	the number of issued and outstanding shares in the capital of Golden Boy; and

(iii)	the names of the Persons who are the legal and beneficial owners of such shares and the number and class of such shares held by such Person.
Manulife, Harris, Tricor Canada and Tricor US are the legal and beneficial owners of all of the issued and outstanding shares of Golden Boy with each such Party legally and beneficially holding the shares set opposite their respective names in Item (i) of Section 3.1(m) of the Disclosure Letter, with all right, title and interest therein and with good and marketable title thereto, each free and clear of all Liens.
All of the issued and outstanding shares of Golden Boy have been validly issued, are fully paid and non-assessable. Other than as disclosed in Item (i) of Section 3.1(m) of the Disclosure Letter, none of the shares of Golden Boy are subject to any pre-emptive rights and there are no shareholder agreements, voting trust agreements or other agreements restricting voting or dividend rights or transferability with respect to such shares, other than the Shareholders Agreement dated November 25, 2011 between all of the shareholders of Golden Boy which will be terminated at or before the Closing Date.
Authorized and Issued Capital of Tricor Canada: Item (ii) of Section 3.1(m) of the Disclosure Letter sets forth:

(i)	the authorized share capital of Tricor Canada;

(ii)	the number of issued and outstanding shares in the capital of Tricor Canada; and

(iii)	the names of the Persons who are the legal and beneficial owners of such shares and the number and class of such shares held by such Person.
Fund IV Canada is the legal and beneficial owner of all of the issued and outstanding shares of Tricor Canada, and legally and beneficially holds the shares set opposite its name in Item (ii) of Section 3.1(m) of the Disclosure Letter, with all right, title and interest therein and with good and marketable title thereto, free and clear of all Liens.
All of the issued and outstanding shares of Tricor Canada have been validly issued, are fully paid and non-assessable. Other than as disclosed in Item (ii) of Section 3.1(m) of the Disclosure Letter, none of the shares of Tricor Canada are subject to any pre-emptive rights and there are no shareholder agreements, voting trust agreements or other agreements restricting voting or dividend rights or transferability with respect to such shares.

Authorized and Issued Capital of Tricor US: Item (iii) of Section 3.1(m) of the Disclosure Letter sets forth:

(i)	the authorized share capital of Tricor US;

(ii)	the number of issued and outstanding shares in the capital of Tricor US; and

(iii)	the names of the Persons who are the legal and beneficial owners of such shares and the number and class of such shares held by such Person.
Fund IV US is the legal and beneficial owner of all of the issued and outstanding shares of Tricor US legally and beneficially holding the shares set opposite its name in Item (iii) of Section 3.1(m) of the Disclosure Letter, with all right, title and interest therein and with good and marketable title thereto, free and clear of all Liens.
All of the issued and outstanding shares of Tricor US have been validly issued, are fully paid and non-assessable. Other than as disclosed in Item (iii) of Section 3.1(m) of the Disclosure Letter, none of the shares of Tricor US are subject to any pre-emptive rights and there are no shareholder agreements, voting trust agreements or other agreements restricting voting or dividend rights or transferability with respect to such shares.
Authorized and Issued Capital of Golden Boy Subsidiaries: Item (iv) of Section 3.1(m) of the Disclosure Letter sets forth:

(i)	the authorized share capital of each Golden Boy Subsidiary;

(ii)	the number of issued and outstanding shares in the capital of each Golden Boy Subsidiary; and

(iii)	the names of the Persons who are the legal and beneficial owners of such shares and the number and class of such shares held by such Persons.
Item (iv) of Section 3.1(m) of the Disclosure Letter sets forth the legal and beneficial owner of all of the issued and outstanding shares of each Golden Boy Subsidiary, and each such Person has all right, title and interest therein and with good and marketable title to such shares, free and clear of all Liens.
All of the issued and outstanding shares of capital stock of each Golden Boy Subsidiary have been validly issued, are fully paid and non-assessable. Other than as disclosed in Item (iv) of Section 3.1(m) of the Disclosure Letter, none of the shares of any Golden Boy Subsidiary are subject to any pre-emptive rights and there are no shareholder agreements, voting trust agreements or other agreements restricting voting or dividend rights or transferability with respect to such shares.

No Purchased Corporation has outstanding any bonds, debentures, notes or other obligations, the holder of which has the right to vote (or convertible or exercisable for securities having the right to vote) with the holders of any Purchased Shares on any matter.

(n)
No Other Agreements to Purchase. Except for the Purchaser’s right under this Agreement and as disclosed in Section 3.1(n) of the Disclosure Letter, no Person has any contractual right or privilege for (i) the purchase or acquisition from any of the Vendors of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other equity securities of any of the Purchased Corporations (including with respect to any agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of any of the Purchased Corporations, whether or not convertible into or exchangeable for any equity securities of any of the Purchased Corporations).

(o)
Title to Purchased Shares. The Purchased Shares are owned by the respective Vendors as the registered and beneficial owners, with good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of the Purchased Corporations. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Purchased Corporations, and (ii) Liens granted by the Purchaser.

(p)
Corporate Records. The Purchased Corporations’ corporate records are complete and accurate and include the Purchased Corporations’ articles and by-laws, minutes of meetings and resolutions of shareholders and directors, and the share certificate books, securities register, register of transfers and register of directors. No resolutions or bylaws have been passed, enacted, consented to or adopted by the directors or shareholders of any of the Purchased Corporations except those contained in their respective minute books, true, correct and complete copies of which have been furnished by the Vendors to the Purchaser. Section 3.1(p) of the Disclosure Letter lists the name of each officer and director of each Purchased Corporation.

(q)
Conflicts. Assuming the receipt of Competition Act Approval, HSR Approval and approval of those matters disclosed in Section 3.1(j) of the Disclosure Letter and receipt of consent to those matters disclosed in Section 3.1(k) of the Disclosure Letter, the execution and delivery of this Agreement by the Vendors and the Vendor Representative and the Escrow Agreement, the performance by them of their obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement does not and will not (i) conflict with or result in a violation of the Charter Documents or any material Authorization held by any Purchased Corporation or any board or shareholder resolution of any Purchased Corporation; (ii) conflict with or result in a violation of any material Authorization or Law applicable to any Purchased Corporation or their assets or properties; (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, any contract to which any Purchased Corporation is a party; or (iv) result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of any Purchased Corporation.

General Matters Relating to the Business

(r)
Ordinary Course. Except as disclosed in Section 3.1(r) of the Disclosure Letter, since December 31, 2012, the Business has been carried on in the ordinary course of normal day-to-day operations consistent with past practices, and there has not occurred a Material Adverse Effect. Except as disclosed in Section 3.1(r) of the Disclosure Letter:

(i)	since the Interim Financial Statements Date, no Purchased Corporation has engaged in any of the actions, activities or transactions described in clauses (1) through (23) of Section 5.2; and

(ii)
since December 31, 2012, no Purchased Corporation has engaged in any of the actions, activities or transactions described in clauses (2), (8), (11), (12), (13), (14), (17), (18), (19), (20), (21) or (22) of Section 5.2.

(s)	Dividends and Distributions. None of the Purchased Corporations has:

(i)	declared any dividends or other distributions on the Purchased Shares which remain unpaid, or

(ii)	agreed to redeem, purchase or otherwise acquire any of its shares where any such redemption, purchase or acquisition has not yet been completed.

(t)	Compliance with Laws.

(i)	Each Purchased Corporation is conducting the Business in compliance with all applicable Laws, except for acts of non-compliance which would not have a Material Adverse Effect.

(ii)
Except as set forth in Section 3.1(t) of the Disclosure Letter, no Purchased Corporation has received since December 31, 2011 any written notice or other written communication from any Governmental Entity with respect to a material violation and/or material failure to comply with applicable Laws, nor to the knowledge of the Vendors do facts or circumstances exist which may reasonably be expected to give rise to any such violation or failure to comply with applicable Laws.

(iii)
Since December 31, 2011, no Purchased Corporation has received any written notice, in connection with any product manufactured, prepared, produced, sold or distributed by or on behalf of any Purchased Corporation (the “Products”), of any claim or allegation against any of them, nor has any Purchased Corporation been a party or subject to any legal proceeding pending against, or, to the knowledge of the Vendors, threatened against or affecting, any Purchased Corporation or their business relating to bodily or personal injury, death, property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief as a result of any Product.

(iv)	Except as set forth in Section 3.1(t) of the Disclosure Letter:

(A)
the manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the Products (including all Products in process and finished goods inventory) (i) are in material compliance with all applicable Laws, including applicable Laws relating to food manufacturing, storage, preparation, packaging, labeling and marketing and advertising; (ii) are in material compliance with all internal quality management policies and procedures of the Purchased Corporations; and (iii) may be shipped in interstate commerce in accordance with all applicable Laws;

(B)	all labeling used on the Products has been filed or registered with or approved by each applicable Governmental Entity that requires such filing, registration or approval; and

(C)
since December 31, 2010, (a) there have been no food safety recalls of any Product, whether ordered by a Governmental Entity or undertaken voluntarily by any Purchased Corporation or other Person; (b) none of the Products have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner; and (c) to the knowledge of the Vendors, no Product or ingredient used therein is subject to reporting pursuant to the Reportable Food Registry maintained by the FDA or AAFC.

(v)
Except as set forth in Section 3.1(t) of the Disclosure Letter, none of the Products being manufactured (other than the manufacture in connection with research and development), sold, leased or delivered by the Purchased Corporations requires any material approval of the FDA, the Health Promotion Board, the USDA, AAFC or any other Governmental Entity for the purpose for which they are being manufactured, sold, leased or delivered and which approval has not been obtained.

(vi)
No Purchased Corporation or the Business is subject to, and to the Vendor’s knowledge there are no facts or circumstances in existence (including any pending audits or examinations) that would be likely to result in any of them or the Business becoming subject to, any cease and desist order or other order, ruling, memorandum of understanding or similar agreement or arrangement (whether temporary, preliminary or permanent) with, or a commitment letter or similar submission to, or any extraordinary supervisory letter or other action from, any Governmental Entity, including the FDA, USDA or AAFC, which restricts or restrains, or which would be reasonably likely to, restrict or restrain, in any material respect, or otherwise impose any material condition, restriction, qualification or limitation on, the operations, business conduct, activities or Products of any Purchased Corporation.

(vii)
No Purchased Corporation, nor any of its directors, managers or officers, or, to the knowledge of the Vendor, any agents, employees or other Person acting on behalf of any Purchased Corporation, has used any funds of any Purchased Corporation for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. No Purchased Corporation has received notice that any transaction was unlawful. To the knowledge of the Vendors, no Purchased Corporation, or any of their directors, managers or officers, agents, employees, or any other Person acting on behalf of any Purchased Corporation, has accepted or received any unlawful contributions, payments, gifts or expenditures.

(viii)
Each Purchased Corporation has complied in all material respects with their respective obligations under applicable “pay equity” legislation and none of them are required to file or publish, and none of them have filed or published, any pay equity plans with any Governmental Entity.

(ix)
No Purchased Corporation, nor any of its directors, managers or officers nor, to the knowledge of the Vendors, any agents, employees or other Person acting on behalf of any Purchased Corporation has, in order to obtain or retain an advantage in the course of operating the Business, directly or indirectly given, offered or agreed to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official (a) as consideration for an act or omission by the official in connection with the performance of the official’s duties or functions; or (b) to induce the official to use his or her position to influence any acts or decisions of the foreign state or public international organization for which the official performs duties or functions.

(u)
Authorizations. The Purchased Corporations are qualified, licenced or registered to carry on business in the jurisdictions listed in Section 3.1(h) and Section 3.1(i) of the Disclosure Letter. Each Purchased Corporation has all material Authorizations which are necessary for it to conduct the Business as presently conducted, and such Authorizations are listed in Section 3.1(u) of the Disclosure Letter. Such Authorizations are valid, subsisting and in good standing and there are no outstanding material defaults or breaches under them on the part of any Purchased Corporation. No Purchased Corporation has received any written notification that any Authorizations are under review or investigation by a Governmental Entity, or that there is any hearing, suspension or termination currently pending or, to the knowledge of the Vendors, proposed in connection with an Authorization.

(v)	Subsidiaries. No Purchased Corporation holds any shares or other ownership, equity or proprietary interest in any Person other than one or more of the other Purchased Corporations.
Matters Relating to the Assets

(w)
Assets. Each Purchased Corporation owns all assets used in the Business and reflected as being owned by it in its books and records, free and clear of all Liens, except for Permitted Liens. No other Person owns any assets that are material to the Business except for the Real Property, personal property leased by the Purchased Corporation and Intellectual Property and computer software and programs licenced to the Purchased Corporation.

(x)
Investment Canada Act. None of the assets of Golden Boy constitutes a “cultural business” as defined in section 14.1(6) of the Investment Canada Act and none of the assets of Golden Boy constitutes a specific type of business activity set out in Schedule IV to the Investment Canada Regulations.

(y)
No Options, etc. to Purchase Assets. Since December 31, 2012, no Purchased Corporation has sold or otherwise disposed of any assets that are material to the Business. No Person has any contractual right or privilege for the purchase or other acquisition from any Purchased Corporation of any assets that are material to the Business.

(z)	Real Property.

(i)
Except as listed in Section 3.1(z)(i) of the Disclosure Letter, no Purchased Corporation is the owner of, or subject to any agreement or option to own, any real property or any interest in any real property, other than the Real Property.

(ii)
No Purchased Corporation is a party (whether as lessor, lessee, sublessor or sublessee) to, or under any agreement to become a party to, any lease, sublease, licence or other occupancy agreement with respect to real property other than the leases described in Section 3.1(z)(ii) of the Disclosure Letter (collectively, the “Real Property Leases”, and individually each a “Real Property Lease”). Section 3.1(z)(ii) of the Disclosure Letter contains a true, correct and complete list of each Real Property Lease, including the street address and the landlord and tenant thereof. Such leases are in full force and effect in accordance with their terms, are legal, valid and binding agreements, are unamended except as listed in Section 3.1(z)(ii) of the Disclosure Letter and constitute the entire agreement between the parties thereto. There are no outstanding material defaults or breaches under any of the Real Property Leases on the part of a Purchased Corporation and no Vendor or Purchased Corporation has received any written notice of any default or breach under any of the Real Property Leases. The Vendors have delivered to the Purchaser true, accurate, and complete copies of each Real Property Lease and each non-disturbance agreement and estoppel certificate related thereto, if any. Each applicable Purchased Corporation has valid leasehold title to each tract of real property leased under the Real Property Leases, all of which real property and the improvements located thereon are referred to herein collectively as the “Real Property”, free and clear of all Liens, except for Permitted Liens. To the knowledge of the Vendors, the buildings and structures located on the Real Property do not encroach on any property owned by any other Person.

(iii)	All buildings, fixtures, tangible personal property (other than inventory) and leasehold improvements used in the Business as currently conducted are located on the Real Property.

(iv)
Except as described in Section 3.1(z)(iv) of the Disclosure Letter, and to the knowledge of the Vendors, there are no outstanding defaults or breaches under any of the Real Property Leases on the part of any landlord. To the knowledge of the Vendors, there is no material dispute with any landlord under any Real Property Lease, and no party to any Real Property Lease has delivered a written demand for or notice of early termination thereof.

(v)	No Purchased Corporation has assigned any Real Property Lease or sublet all or any part of any Real Property to any Person except as described in Section 3.1(z)(v) of the Disclosure Letter.

(vi)
The Vendors have heretofore made available to the Purchaser true, correct and complete copies of all material deeds, surveys, title commitments, title policies, certificates of occupancy, appraisals, property reports and similar material documents related to the Real Property that they or the Purchased Corporations have in their possession or control.

(vii)
Except as listed in Section 3.1(z)(vii) of the Disclosure Letter, and to the knowledge of the Vendors, there is no pending or threatened condemnation or eminent domain action against any Real Property or any portion thereof.

(viii)
The Real Property is sufficient for the continued use, operation and conduct of the Business as presently conducted thereon, and there are presently in effect all Authorizations required by any Governmental Entity for the continued use and operation of the Real Property or portion thereof to which they relate as presently conducted except where the failure to have any such Authorization in effect would not, individually or in the aggregate, materially and adversely affect the ability to operate and conduct business at the Real Property to which such failure relates as presently operated and conducted.

(ix)
No prior option or right of first refusal or preferential or similar right has been granted by any Vendor or Purchased Corporation to any Person to lease any interest in any Real Property or portion thereof.

(x)
Except as disclosed in Section 3.1(z)(x) of the Disclosure Letter, to the knowledge of the Vendors, (i) all buildings, structures and other material improvements located at or situated on the Real Property are in material compliance with all applicable Laws and Authorizations and (ii) such buildings and the mechanical systems contained therein are in reasonably good condition and repair.

(xi)
Neither the Vendors nor any Purchased Corporation has received any written notice of (i) any violation of any building code, zoning ordinance or other Law, any Authorization, or any Permitted Lien affecting any Real Property or (ii) any existing, pending or threatened zoning, building code or other moratorium proceedings which remain in effect and which could reasonably be expected to materially and adversely affect the ability to operate any Real Property for the operation or conduct of the Business as presently conducted.

(xii)	Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty that has not been repaired.

(aa)
Material Contracts. Section 3.1(aa) of the Disclosure Letter sets forth a list of each of the following contracts (including all amendments, modifications, extensions or renewals) to which any Purchased Corporation is a party (collectively, the “Material Contracts”), except for any contract or agreement that will be terminated at Closing in connection with the transactions contemplated herein:

(i)	all contracts relating to joint ventures or partnerships or the sharing of profits;

(ii)
all contracts providing for payments by or to any of the Purchased Corporations (whether for products or services), in each case, in excess of $1,000,000 in any fiscal year and which have a term of more than one (1) year or which are capable of being extended by their terms beyond one (1) year, other than (x) contracts which may be terminated, without payment or penalty, by any of the Purchaser Corporations on notice of sixty (60) days or less and (y) purchase orders for the sale of goods to customers or purchase of Inventory, supplies and/or equipment, in each case, in the ordinary course of business consistent with past practices;

(iii)
all sales contracts with the top ten (10) customers of Golden Boy and the Golden Boy Subsidiaries on a consolidated basis, based on gross revenues during the trailing twelve-month period ending on the Interim Financial Statements Date;

(iv)	all contracts that materially restrain, limit or materially impede any Purchased Corporation’s ability to:

(A)	compete with any Person or conduct any business or line of business;

(B)	acquire any product or other asset or any services from any other Person;

(C)	solicit, hire or retain any Person; or

(D)	develop, sell, supply, distribute, or service any product to or for any other Person;

(v)	all contracts relating to Indebtedness of any of the Purchased Corporations, other than Indebtedness which will be fully paid off in connection with the Closing;

(vi)	all contracts of employment for employees and consultants of any of the Purchased Corporations whose annual base salary or fee is, in each case, in excess of $100,000;

(vii)	all contracts that are a collective bargaining or similar labour contract covering employees of any of the Purchased Corporations;

(viii)
with respect to employees of any Purchased Corporation whose primary place of employment is in the United States, all employment agreements, severance agreements, change of control agreements or employee termination arrangements that are not terminable at will by a Purchased Corporation upon thirty (30) days or less notice without payment or penalty;

(ix)
with respect to employees of any Purchased Corporation whose primary place of employment is not in the United States, all agreements as to length of notice or severance payment required to terminate the employee’s employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance;

(x)	all contracts with any affiliate or officer, director or employee of any Purchased Corporation (other than employment contracts or any contract covered by clauses (vi) through (ix) above);

(xi)
all leases or other agreements pursuant to which material personal or real property is leased to or from any Purchased Corporation and which, in each case, provide for payments by or to any Purchased Corporation of more than $100,000 per year;

(xii)	all contracts, commitments or arrangements relating to capital expenditures involving future payments which, in each case, exceed $100,000 in any twelve (12)-month period;

(xiii)
all contracts, commitments or arrangements relating to the acquisition of any material assets (other than in the ordinary course of business consistent with past practice) or any equity interests of any business enterprise;

(xiv)
all sales agency or distribution contracts involving, in each case, annual consideration in excess of $100,000 and which is not terminable by any Purchased Corporation by notice of not more than sixty (60) days for a cost of less than $100,000;

(xv)
all contracts which, in each case, provided for rebates, discounts, bonuses or commissions in excess of $250,000 during the trailing twelve-month period ending on the Interim Financial Statements Date, other than the contracts listed pursuant to Section 3.1(aa)(iii);

(xvi)
all contracts, commitments or arrangements that require any Purchased Corporation to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xvii)
all co-packing or co-manufacturing contracts with respect to the packaging or distribution of any product with a term of more than one (1) year (and, for the purposes of this provision, private label supply agreements are not considered co-packing or co-manufacturing contracts);;

(xviii)
all contracts, commitments or arrangements for the future purchase of materials, supplies, equipment, raw materials, inventory, packaging or commodities which in any such case has an aggregate future liability or obligation to any Person in excess of $1,000,000 and is not terminable by a Purchased Corporation by notice of not more than sixty (60) days for a cost of less than $1,000,000;

(xix)	all:

(A)	management, service or other similar contracts, or

(B)	advertising contracts,
in any such case which has an aggregate future liability or obligation to any Person in excess of $250,000 and is not terminable by a Purchased Corporation by notice of not more than sixty (60) days for a cost of less than $250,000;

(xx)	all management, service, consulting or other similar type of contract, commitment or arrangement, in each case, which has an aggregate future liability to any Person in excess of $100,000;

(xxi)
all contracts, commitments or arrangements or other licensing agreement (including for software, but excepting off-the-shelf or shrink-wrap licensed software) with respect to any Intellectual Property;

(xxii)	all contracts with any Governmental Entity, the loss of which would materially adversely interfere with the operation of the business of the Purchased Corporations as presently conducted;

(xxiii)
all brokerage, management, service, maintenance, consulting or any other contracts which relates to any Real Property in each case which has an aggregate future liability to any Person in excess of $100,000;

(xxiv)	all contracts for any labor or material or improvement which relates to the Real Property, in each case which has an aggregate future liability in excess of $100,000;

(xxv)
all contracts, commitments or arrangements between any Purchased Corporation and any other Person wherein any Purchased Corporation is required to provide, or entitled to receive, “most favoured nation” or similar pricing preferences;

(xxvi)
all contracts, commitments or arrangements, other than any Employee Plans, between any Purchased Corporation and any affiliate of any Purchased Corporation (other than another Purchased Corporation); and

(xxvii)	all contracts, commitments or arrangements not otherwise identified in clauses above that could reasonably be expected to have a Material Adverse Effect.
A true copy (or reasonably detailed description if such Material Contract is oral) of each Material Contract has been delivered by the Vendors to the Purchaser (or otherwise included in the electronic data room accessible by the Purchaser). All Material Contracts are in full force and effect and constitute valid and binding obligations of the Purchased Corporation party thereto, as applicable, enforceable by the Purchased Corporation party thereto, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally, to the application of equitable principles and, in the case of oral contracts, subject to the inherent evidentiary difficulties relating to the enforcement of oral contracts. Except as disclosed in Section 3.1(aa) of the Disclosure Letter, none of the Purchased Corporations, nor, to the knowledge of the Vendors, any other party thereto, is in material breach or default of any provision of any Material Contract. Subject to obtaining the consents and approvals and giving the notices set forth in Section 3.1(k) of the Disclosure Letter, each Material Contract, upon execution of this Agreement and consummation of the transactions contemplated hereby, shall continue in full force and effect without penalty or other adverse consequence.

(bb)	Intellectual Property.

(i)
Section 3.1(bb) of the Disclosure Letter lists (A) all Intellectual Property owned by each Purchased Corporation that is material to the Business as currently conducted, including, without limitation, trademarks that have been registered, trademarks for which applications for registration have been filed by or on behalf of each Purchased Corporation, and material unregistered trademarks; (B) particulars of all registrations and applications for registration in respect of such Intellectual Property; and (C) all contracts, licences, leases and instruments in respect of Intellectual Property that is material to the Business.

(ii)
Each Purchased Corporation has taken all reasonable steps to protect its rights in and to the owned Intellectual Property that is material to the Business in accordance with industry practice. Except as set forth in Section 3.1(bb) of the Disclosure Letter, no Purchased Corporation is a party to or bound by any contract, licence, lease or instrument that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Intellectual Property owned by it that is material to the Business (excepting off-the-shelf or shrink-wrap licensed software). Each item of Intellectual Property owned or used by each Purchased Corporation immediately prior to the Determination Date will continue to be owned or available for use by each Purchased Corporation, its successors and assigns immediately after the Determination Date.

(iii)
The contracts, licences, leases and instrument listed in Section 3.1(bb) of the Disclosure Letter are in full force and effect and are unamended and there are no outstanding defaults or breaches under any of them on the part of any Purchased Corporation which would have a Material Adverse Effect.

(iv)
To the knowledge of the Vendors, the operation of the Business does not infringe upon the Intellectual Property rights of any Person. To the knowledge of the Vendors, no claim is pending or threatened which challenges the legality, validity, enforceability, use, ownership, sale, assignment and transfer (including any claim that any Purchased Corporation must licence or refrain from using any Intellectual Property) of any item of Intellectual Property owned by any Purchased Corporation.

(v)
To the knowledge of the Vendors, no Person is currently infringing any of the Intellectual Property owned by or licenced to any Purchased Corporation which infringement would have a Material Adverse Effect.

(vi)
Each Purchased Corporation has used commercially reasonable efforts to maintain its material trade secrets in confidence, including using commercially reasonable efforts to enter into licences and contracts which require employees, licencees, contractors and all other third persons with access to such trade secrets to keep such trade secrets confidential.

(cc)
Software. Section 3.1(cc) of the Disclosure Letter lists all computer software and programs owned by or licenced to any Purchased Corporation that are material to the Business (excepting off-the-shelf or shrink-wrap licensed software), and all contracts, licences, leases and instruments in respect of such software. Such contracts, licences, leases and instruments are in full force and effect and are unamended and there are no outstanding defaults or breaches under any of them on the part of any Purchased Corporation which would have a Material Adverse Effect. Each item listed in Section 3.1(cc) of the Disclosure Letter will continue to be licenced or available for use by each Purchased Corporation, its successors and assigns immediately after the Determination Date. All computer software used by each Purchased Corporation and the Business, and/or installed on computers used by each Purchased Corporation and the Business is fully and legally licenced. There are no claims pending or, to the knowledge of the Vendors, threatened which allege that any software used by any Purchased Corporation and the Business or installed on computers used by any Purchased Corporation and the Business is not fully and legally licenced.

Financial Matters

(dd)	Financial Statements.

(i)
The Annual Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the preceding period subject to the exceptions set forth in Section 2.7(1) of the Disclosure Letter and each presents fairly in all material respects:

(A)	the financial position of each Purchased Corporation as at the respective dates of the relevant statements; and

(B)	the results of each Purchased Corporation’s operations and its respective cash flows for the period covered by the Annual Financial Statements or Interim Financial Statements, as the case may be.

(ii)
The books of account and financial records of each of the Purchased Corporations have been kept in accordance with applicable Law on a consistent basis, and all transactions involving the Purchased Corporation have been accurately reflected in such books and records. The Vendors have provided full access to all such books and records to the Purchaser.

(iii)
Except as disclosed in Section 3.1(dd) of the Disclosure Letter, the Purchased Corporations have no Indebtedness other than the Senior Debt, the Shareholder Debt and Indebtedness underlying Permitted Liens.

(iv)
The Purchased Corporations have reasonable policies and procedures in place pertaining to the maintenance of accounting systems and records, the authorization of receipts and disbursements, the safeguarding of assets and the reporting of financial information, all in accordance with GAAP.

(v)
No Vendor or Purchased Corporation has been notified by its independent public accounting firm, chartered accountants or licenced public accountants that such firm is of the view that any of the Annual Financial Statements should be restated or that the Purchased Corporation should modify its accounting in future periods.

(ee)
No Liabilities. The Purchased Corporations have no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, or in the notes thereto, except for (i) liabilities reflected, reserved against or noted in the Annual Financial Statements, (ii) liabilities reflected or reserved against in the Interim Financial Statements or which would have been noted in the Interim Financial Statements if GAAP compliant notes thereto had been prepared for the Interim Financial Statements, and (iii) current liabilities incurred since the Interim Financial Statements Date which are in the ordinary course of the Business.

Particular Matters Relating to the Business

(ff)	Environmental Matters.

(i)	Each Purchased Corporation is in compliance in all respects with all applicable Environmental Laws except to the extent that any non-compliance would not have a Material Adverse Effect;

(ii)
There is no outstanding lawful requirement issued by any Governmental Entity to any Purchased Corporation that requires the Purchased Corporation to (i) alter any of the Real Property in a material way in order to be in material compliance with applicable Environmental Laws, or (ii) perform any closure, decommissioning, rehabilitation, restoration or investigations, on, about, or in connection with any such property in order to be in compliance with applicable Environmental Laws;

(iii)
Each Purchased Corporation has obtained all Authorizations required by applicable Environmental Laws to operate its assets in compliance with Environmental Laws, all such Authorizations are valid and to the knowledge of the Vendors not subject to revocation for any reason and each Purchased Corporation is in compliance with all such Authorizations in all material respects, except where the failure to do any of the above would not reasonably be expected to have a Material Adverse Effect;

(iv)
None of the Purchased Corporations has released any hazardous materials at, from, on or under the Real Property, except in compliance in all material respects with applicable Environmental Laws or that would not have a Material Adverse Effect;

(v)	There are no legal proceedings of any kind or nature pending or, to the knowledge of the Vendors, threatened against the Purchased Corporations pursuant to any applicable Environmental Laws;

(vi)	None of the Purchased Corporations is subject to any outstanding written order by any Governmental Entity with respect to the breach of any applicable Environmental Laws;

(vii)
The Vendors have provided the Purchaser with access to copies of any environmental reports, environmental audits, environmental surveys, environmental assessments, and Authorizations obtained under Environmental Laws in their or the Purchased Corporations’ possession with respect to the facilities currently operated or otherwise used in connection with their businesses;

(viii)	To the knowledge of the Vendors:

(A)
before July 31, 2007, no Purchased Corporation had retained or assumed by contract or operation of Law, any liabilities of a third party resulting from a breach of any applicable Environmental Laws, and

(B)
no Purchased Corporation retained or assumed any such liabilities by contract or operation of law in connection with the acquisitions of the peanut butter manufacturing assets of Matthew McAvan Enterprises Ltd., Nutco Inc. and Nutco Industries Inc.

(ix)
Since July 31, 2007, none of the Purchased Corporations has retained or assumed, by contract or operation of Law, any liabilities of third parties resulting from a breach of any applicable Environmental Laws, other than any such liabilities which are unknown to the Vendors and were retained or assumed as a result of the acquisitions of the peanut butter manufacturing assets of Matthew McAvan Enterprises Ltd., Nutco Inc. and Nutco Industries Inc.

(x)
There is no material contamination by hazardous materials on or under or migrating from any of the Real Property that is required by any applicable Environmental Laws to be investigated, remediated, monitored, assessed, or undergo any other response action in order to comply with applicable Environmental Laws, which contamination was caused by the Purchased Corporations since July 31, 2007, or which the Purchased Corporations assumed by contract since July 31, 2007, except for any such contamination that would not reasonably be expected to have a Material Adverse Effect.

(gg)	Employees.

(i)	There is no labour strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Vendors, threatened against any of the Purchased Corporations that would have a Material Adverse Effect.

(ii)
There is no unfair labour practice complaint, grievance or arbitration proceeding in progress or, to the knowledge of the Vendors, threatened against any of the Purchased Corporations, which if determined adversely to any of the Purchased Corporations, would have a Material Adverse Effect.

(iii)
Except as disclosed in Section 3.1(gg) of the Disclosure Letter, (A) there are no collective agreements in force with respect to employees of any of the Purchased Corporations, (B) no Person holds bargaining rights with respect to any of the employees of any of the Purchased Corporations, and (C) to the knowledge of the Vendors, no Person has applied to be certified as the bargaining agent of any employees of any of the Purchased Corporations and, to the knowledge of the Vendors, there is no organizational campaign or other effort to cause a bargaining agent to be so certified.

(iv)
Except as disclosed in Section 3.1(gg) of the Disclosure Letter, no employee of any of the Purchased Corporations has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(v)
Except as disclosed in Section 3.1(gg) of the Disclosure Letter, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation, and there are no orders under applicable occupational health and safety legislation relating to the Purchased Corporations which are currently outstanding.

(vi)
Since December 31, 2011, no present or former employee of any of the Purchased Corporations has given notice to any Purchased Corporation of any claim against any Purchased Corporation (whether under law, any employment agreement or otherwise) on account of or for, (A) overtime pay, other than overtime pay for the current payroll period, (B) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (C) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or (D) any violation of any law relating to minimum wages or maximum hours of work.

(vii)
Except as disclosed in Section 3.1(gg) of the Disclosure Letter, since December 31, 2011, no present or former employee of any of the Purchased Corporations has given notice to any Purchased Corporation of any claim arising out of any Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or occupational safety and health standards, and, to the knowledge of the Vendors, no facts exist that would give rise thereto. Except as set forth in Section 3.1(gg) of the Disclosure Letter, there are no pending workers compensation claims involving any of the Purchased Corporations. To the knowledge of the Vendors, there have never been any workers’ compensation claims against any of the Purchased Corporations relating to the use or existence of asbestos in any of the products, the manufacturing process or workplace setting of any of the Purchased Corporations. The Purchased Corporations have delivered to the Purchaser a true, correct and complete list of all workers compensation claims against each Purchased Corporation made over the three years preceding the date hereof.

(hh)	Employee Plans.

(i)	Section 3.1(hh) of the Disclosure Letter lists all Employee Plans, and all Multiemployer Plans with respect to which the Purchased Corporations have any liability.

(ii)
To the extent applicable with respect to each Employee Plan, true, correct and complete copies of the most recent documents described below have been made available to the Purchaser: (i) IRS determination letter and any outstanding request for a determination letter; (ii) Form 5500 for the three most recent plan years, including any attachments or exhibits thereto; (iii) all plan documents and amendments thereto (and where such Employee Plans are oral commitments written summaries); (iv) current summary plan descriptions and any summaries of material modifications; (v) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments, and (vi) form of letters and notices given to employees under Code Section 4980B, HIPAA policies and procedures and HIPAA notice of privacy practices.

(iii)
The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any Employee Plan. With respect to each Employee Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 have occurred, in each case, except where such occurrence would not reasonably be expected to result in a Material Adverse Effect. Each Employee Plan (and its related trust) that is intended to qualify under Code Section 401(a) and to be tax exempt under Code Section 501(a) is separately identified on the Disclosure Letter as such, and each such Employee Plan has been determined by the IRS to qualify thereunder for all applicable requirements and, to the knowledge of the Vendors, nothing has since occurred to cause the loss of the Employee Plan’s qualification.

(iv)
Each Purchased Corporation does not and has never sponsored or participated in a “registered pension plan” as such term in defined in the Tax Act. The Purchased Corporations have not made or been required to make any contributions to, nor have any liability (including by reason of being in a controlled group under Sections 414 of the Code) with respect to, any employee pension benefit plan that is subject to the provisions of Title IV of ERISA or any Multiemployer Plan including any “multi-employer plan” as defined under the British Columbia Pension Benefits Standards Act or similar provincial pension legislation.

(v)
None of the Purchased Corporations have any liability or obligation to provide life, medical, or other welfare benefits to former or retired employees, other than under COBRA (or any similar applicable state or provincial Laws requiring the continuation of medical benefits).

(vi)	Each Employee Plan is in material compliance with its terms and applicable Laws.

(vii)
All contributions to the Employee Plans or any Multiemployer Plan payable by a Purchased Corporation (or with respect to which a Purchased Corporation would reasonably be expected to have liability) have been made on a timely basis in accordance with ERISA and the Code and applicable Law, or else appropriate accruals have been made in the Current Balance Sheets for any contributions owing. All insurance premiums with respect to each Employee Plan or any Multiemployer Plan payable by a Purchased Corporation (or with respect to which a Purchased Corporation would reasonably be expected to have liability) have been paid in a timely fashion in accordance with the terms of each such plan and applicable Laws, or else appropriate accruals have been made in the Current Balance Sheets for any insurance premiums owing.

(viii)
Other than routine claims and appeals for benefits, no Employee Plan is subject to any pending or, to the knowledge of the Vendors, threatened action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person, and, to the knowledge of the Vendors, no facts exist that would give rise thereto.

(ix)
Neither GB Acquisition USA, Inc. nor any of its subsidiaries is a party to any contract, arrangement or Employee Plan that has resulted or would result in a payment that would not be fully deductible as a result of Section 280G of the Code (determined without regard to the reasonableness of any such compensation), and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G. Except as specifically set forth on Section 3.1(hh) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any current or former director, independent contractor or employee of any Purchased Corporation to severance pay, bonus amounts, retirement benefits, unemployment compensation, termination benefits, or any other payment; or (ii) trigger or accelerate the time of payment, funding, or vesting, or increase the amount or value of any benefit or compensation due to any current or former director, independent contractor or employee of any Purchased Corporation.

(x)
Each Employee Plan that provides for the deferral of compensation subject to Code Section 409A is, and has been, properly documented and operated in accordance with Code Section 409A. No individual who has provided services to any Purchased Corporation is or has been subject to any Tax or penalty under Code Section 409A.

(ii)
Insurance. Section 3.1(ii) of the Disclosure Letter lists the insurance policies which are maintained by any Purchased Corporation setting out, in respect of each policy, the type of policy, the name of insurer, the name of the insured and additional insureds, the expiration date and the annual premium. No Purchased Corporation is in default with respect to the payment of any premiums under any insurance policy. No Purchased Corporation is in default with respect to any other provisions contained in such insurance policy nor have they failed to give any notice or present any claim under any such insurance policy in a timely fashion.

(jj)
Litigation. Except as described in Section 3.1(jj) of the Disclosure Letter, as of the date of this Agreement there are no actions, suits, appeals, claims, applications, orders, investigations, proceedings, grievances, arbitrations or alternative dispute resolution processes (“Legal Proceedings”) in progress, pending, or, to the knowledge of the Vendors, threatened against the Purchased Corporations, the Business or any of the Purchased Corporations’ Assets, which if determined adversely to the Purchased Corporations would have a Material Adverse Effect or which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement. Section 3.1(jj) of the Disclosure Letter sets forth a description of all Legal Proceedings currently pending and involving any Purchased Corporation, except to the extent that a reasonable estimate of the aggregate value of the claims advanced in all such Legal Proceedings that are omitted from the Disclosure Letter is less than $250,000.

(kk)
Customers and Suppliers. Section 3.1(kk) of the Disclosure Letter lists the ten largest customers and the ten largest suppliers of Golden Boy and the Golden Boy Subsidiaries on a consolidated basis by dollar amount for the year ended December 31, 2012 and also for the ten (10) months ended as at the Interim Financial Statements Date together with the aggregate amount of sales made to each such customer and purchases made from each supplier. To the knowledge of the Vendors, since December 31, 2012, none of the suppliers or customers listed in Section 3.1(kk) of the Disclosure Letter has notified any of the Vendors or the Purchased Corporations that it is canceling or otherwise terminating or materially altering, or that it intends to cancel or otherwise terminate or materially alter, its relationship with the Purchased Corporations, or that it intends to do so (and, for the purposes of this Section 3.1(kk), an annualized change of less than $1,000,000 in the gross annual sales to or purchases from any such supplier or customer will be deemed immaterial), and, to the knowledge of the Vendors, there are no facts or circumstances which would give grounds for such to occur.

(ll)	Tax Matters.

(i)
Except as listed in Section 3.1(ll)(i) of the Disclosure Letter, each of the Purchased Corporations has paid all Taxes which are due and payable within the time required by applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes (whether or not shown on any Tax Return). The Purchased Corporations have filed or caused to be filed all Tax Returns which are required to be filed by each of them, and such returns are true, complete and accurate in all material respects. No claim has been made by a Governmental Entity in a jurisdiction where the Purchased Corporations do not file Tax Returns that the Purchased Corporations are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Purchased Corporations.

(ii)
Adequate provision has been made in the Annual Financial Statements for any unpaid Taxes due and owing by the Purchased Corporations as of the year-ends to which such Annual Financial Statements apply. Since the date of the Annual Financial Statements, except for amounts with respect to the Pre-Closing Reorganization, none of the Purchased Corporations incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(iii)
Each of the Purchased Corporations has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity within the time prescribed under any applicable Law (and any amounts that have been withheld but are not yet due and payable to the appropriate Governmental Entity have been paid over to ADP Canada, which administers payroll for the Purchased Corporations).

(iv)
Except as listed in Section 3.1(ll)(iv) of the Disclosure Letter, there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, the Purchased Corporations.

(v)
Except as listed in Section 3.1(ll)(v) of the Disclosure Letter, no federal, state, provincial, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are, to the knowledge of the Vendors, pending or being conducted with respect to the Purchased Corporations. No Purchased Corporation has received from any federal, state, provincial local or non-U.S. Governmental Entity (including jurisdictions where the Purchased Corporations have not filed Tax Returns) any (i) notice (written or oral) indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed asserted, or assessed by any Governmental Entity against the Purchased Corporations.

(vi)
Neither GB Acquisition USA, Inc. nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(vii)
GB Acquisition USA, Inc. and its subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(viii)
No Purchased Corporation is a party to or bound by any Tax allocation or sharing agreement. No Purchased Corporation (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was GB Acquisition USA, Inc.) or (B) has any Liability for the Taxes of any Person (other than the Purchased Corporations) under Treasury Regulation Section §1.1502-6 (or any similar provision of state, provincial, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(ix)
No Purchased Corporation will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)	Any adjustment under Code Section 481 resulting from a change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C)
“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(D)
Intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial, local or non-U.S. income Tax law);

(E)	installment sale or open transaction disposition made on or prior to the Closing Date;

(F)	prepaid amount received on or prior to the Closing Date; or

(G)	election under Section 108(i) of the Code.

(x)
Neither GB Acquisition USA, Inc. nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(xi)	Neither GB Acquisition USA, Inc. nor any of its subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(xii)
No Purchased Corporation, other than Tricor US, is (A) a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(xiii)	No Purchased Corporation has received any letter ruling from the United States Internal Revenue Service (or any comparable ruling from any other Governmental Entity).

(xiv)	As of the Determination Date, each of the Purchased Corporations is classified as a corporation for U.S. federal income Tax purposes.

(xv)
Each Purchased Corporation resident in Canada for purposes of the Tax Act has prepared appropriate documentation to satisfy the requirements of subsection 247(4) of the Tax Act for all transactions between such Purchased Corporation and any non-resident Person with whom such Purchased Corporation did not, at the time of such transaction, deal at arm’s length.

(xvi)
Except as set forth in Section 3.1(ii)(xvi) of the Disclosure Letter, no Purchased Corporation has deducted any amount in computing its income in a taxation year in respect of amounts owing to non-arm’s length persons which may be included in a subsequent taxation year under section 78 of the Tax Act or the similar provisions of a provincial taxing statute.

(xvii)
No circumstances exist which would make any Purchased Corporation subject to the application of any of section 79 or sections 80 to 80.04 of the Tax Act or the similar provisions of a provincial taxing statute in a taxation year beginning on or after the Determination Date.

(xviii)	No Purchased Corporation has made an election to treat any loan or other indebtedness as a “pertinent loan or indebtedness” under subsection 15(2.11) or 212.3(11) of the Tax Act.

(xix)	No Purchased Corporation has claimed a reserve pursuant to subsection 40(2) of the Tax Act in respect of proceeds receivable for a capital property.

(xx)	The Purchased Shares are not “taxable Canadian property”, as that term is defined in the Tax Act, to any Vendor.

(mm)	Assets: Tricor Canada and Tricor US. Tricor Canada and Tricor US do not own any Assets other than:

(i)	the Tricor Canada Note and the Tricor US Note, respectively (together with any interest receivable in respect of such notes); and

(ii)	the shares of Golden Boy set out opposite their names in Item (i) of Section 3.1(m) of the Disclosure Letter.

(nn)
Liabilities: Tricor Canada and Tricor US. Other than principal and interest owing under the Fund IV Canada Notes and the Fund IV US Notes, and liabilities for Taxes not yet due and payable, neither Tricor Canada nor Tricor US have any debts or liabilities (whether accrued, contingent, absolute or otherwise and whether or not determined or determinable).

(oo)	Business Operations: Tricor Canada and Tricor US. Neither Tricor Canada nor Tricor US carry on, or have ever carried on, any business other than:

(i)	the holding of the shares of Golden Boy set out opposite their respective names in Item (i) of Section 3.1(m) of the Disclosure Letter; and

(ii)	the holding of the Tricor Canada Note and Tricor US Note, respectively and activities incidental thereto or derived therefrom.

(pp)	Related Party Transactions.

(i)
Except (i) as set forth in Section 3.1(pp) of the Disclosure Letter, (ii) in respect of employment benefits and compensation to officers, directors, and employees, (iii) the Shareholder Debt, and (iv) those arrangements completed, satisfied or terminated on or before Closing, no Purchased Corporation is a party to any contract, loan or arrangement with any of the Vendors or any affiliate (other than another Purchased Corporation), or a director or officer of a Vendor.

(ii)
Except as set forth in Section 3.1(pp) of the Disclosure Letter, there will be no acceleration of the time of payment or vesting of any benefits otherwise payable under any Employee Plan, or termination of such plan other than at the sole and unfettered discretion of any of the Purchased Corporations, as applicable, in each case, resulting from the execution and delivery of this Agreement, or the consummation of any of the transactions contemplated in this Agreement.

(iii)
To the knowledge of the Vendors, none of the resigning directors and officers of any of the Purchased Corporations has any claims against the Purchased Corporations that would not otherwise be released by such resigning directors and officers as a result of the delivery of the releases contemplated by Section 6.1(e).

(iv)
Except as set forth in Section 3.1(pp) of the Disclosure Letter, no grants, incentives or subsidies have been provided or made available by any Governmental Entity or other Person to or for the benefit of any of the Purchased Corporations (collectively, the “Grants”). The details of the Grants are set forth in Section 3.1(pp) of the Disclosure Letter and the Purchaser has received correct and complete copies of all related documents. The Purchased Corporations are in compliance with all of the terms and requirements of the Grants. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without notice or lapse of time, give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any of the Grants.

(qq)	Personal Property; Sufficiency.

(i)
Except as set forth in Section 3.1(qq) of the Disclosure Letter, each Purchased Corporation has good, valid and marketable title to all material items of personal property and other assets, whether tangible or intangible, owned by it, shown in the Annual Financial Statements and Interim Financial Statements or used in the conduct of the Business, and a valid and enforceable right to use all material tangible items of personal property leased by or licenced to it (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens. Without limiting the foregoing, none of the Vendors or their affiliates (excluding the Purchased Corporations themselves) own or possess any of the assets used by the Purchased Corporations in the Business, and all Personal Property is located on the Real Property, other than Personal Property that is in transit, in third-party warehouses, or off-site for repairs.

(ii)
Except as set forth in Section 3.1(qq) of the Disclosure Letter, the assets, properties and rights of the Purchased Corporations reflected in the Annual Financial Statements and Interim Financial Statements (including the notes thereto) or acquired since the date of the latest balance sheet included in the Interim Financial Statements comprise and, following the Determination Date and after giving effect to the transactions contemplated hereby, shall comprise, all assets, properties and rights necessary for the operation or conduct of the Business as currently conducted.

(rr)
Inventory. All Inventory of the Purchased Corporations, whether or not reflected in the Annual Financial Statements or Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice (except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established) and are valued at the lower of weighted average cost and net realizable value. All such Inventory is owned by the Purchased Corporations free and clear of all Liens, other than Permitted Liens, and, other than goods in transit, is located at one or another of the addresses listed in Section 3.1(rr) of the Disclosure Letter. The completion, manufacture or sale or other disposition of such Inventory after the Determination Date shall not require the consent or approval of any Person and shall not constitute a breach or default under any contract (provided all consents and approvals and giving the notices set forth in Section 3.1(k) of the Disclosure Letter shall have been obtained).

(ss)
Accounts Receivable. All Accounts Receivable of the Purchased Corporations that are reflected on the Annual Financial Statements and Interim Financial Statements as of the Closing Date represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of business and constitute only valid, undisputed claims of the Purchased Corporations not subject to claims of set-off or other defences or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, all Accounts Receivable are or shall be as of the Closing Date collectible net of the respective reserves shown on the Interim Financial Statements or on the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice). The invoicing of Accounts Receivable by the Purchased Corporations has been performed accurately in all material respects.

(tt)
Bank Accounts. Section 3.1(tt) of the Disclosure Letter lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Purchased Corporation has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. No Vendor nor any of its affiliates (other than a Purchased Corporation) holds or otherwise maintains or has access to any of the cash or cash equivalents of any Purchased Corporation.

(uu)
Powers of Attorney. Section 3.1(uu) of the Disclosure Letter lists each power of attorney or other similar contract under which any Purchased Corporation has granted a power of attorney or other similar power (each, a “Power of Attorney”).

(vv)	Privacy Compliance.

(i)	Section 3.1(vv) of the Disclosure Letter sets forth all Privacy Statements of the Purchased Corporations.

(ii)
Each of the Purchased Corporations: (a) complies in all material respects with the Privacy Statements with respect to the Transferred Information; (b) complies in all material respects with all applicable privacy laws, rules, and regulations regarding the collection, retention, use, disclosure and distribution of the Transferred Information including, without limitation, the disclosure of Transferred Information in the course of the transactions contemplated in this Agreement; and (c) takes reasonable measures to protect and maintain the confidential nature of the Transferred Information, in accordance with the terms of the applicable Privacy Statements and all applicable privacy laws, rules, and regulations.

(ww)	Quotas.

(i)
The chart set forth in Section 3.1(ww) of the Disclosure Letter sets out accurately the U.S. Quotas and the percentages of the U.S. Quota that were actually exported by Golden Boy to the United States during each of the years shown in the chart.

(ii)	Section 3.1(ww) of the Disclosure Letter contains a true and correct summary list of the Export Permits issued in respect of the calendar years 2011 to 2013, inclusive.

(iii)
Except as set out in Section 3.1(ww) of the Disclosure Letter, no Export Permit has been refused or revoked and no notice of refusal or revocation of an Export Permit has been issued in respect of the calendar years 2011 to 2013, inclusive.

(iv)
Except as set out in Section 3.1(ww) of the Disclosure Letter, there has been no non-compliance of any kind in respect of the U.S. Quota and no notice of such non-compliance or allegation thereof by any Governmental Entity or other third party.

(v)
Section 3.1(ww) of the Disclosure Letter sets forth the percentage of its US Quota that Golden Boy exported during calendar year 2012 and the percentage of its US Quota that Golden Boy has exported as of November 21, 2013 (excluding any U.S. origin product inadvertently included, as more particularly described and documented in Section 3.1(ww) of the Disclosure Letter).

(vi)
The chart set forth in Section 3.1(ww) of the Disclosure Letter sets out accurately the total peanut butter production by Golden Boy in Canada and the amount of peanut butter that was actually exported by Golden Boy to the United States during each of the Calendar  Years 2011, 2012 and 2013.

(vii)
Prior to December 1, 2013, Golden Boy correctly and duly completed and filed with the Department of Foreign Affairs, Trade and Development Canada an application in Form DFATD-MAECD 1685-1E (2013-08-08) for a U.S. Quota for the Calendar Year 2014. Golden Boy’s “company file number” with the Department of Foreign Affairs, Trade and Development Canada is number 178783. A true copy of Form DFATD-MAECD 1685-1E (2013-08-08) for a U.S. Quota for the Calendar Year 2014, as filed, appears at Section 3.1(ww) of the Disclosure Letter. A true copy of the proof of filing of Form DFATD-MAECD 1685-1E (2013-08-08) for a U.S. Quota for the Calendar Year 2014 also appears at Section 3.1(ww) of the Disclosure Letter.

(viii)
Golden Boy is in full compliance with all conditions for obtaining and maintaining a U.S. Quota for Calendar Year 2014. Except as specifically disclosed with respect to exports of U.S. origin goods inadvertently counted in quota utilization in 2012 and 2013, Golden Boy is unaware of any facts that could cause the amount of the U.S. Quota to be reduced, abated or amended to be less than the amount of the U.S. Quota in force during 2013 or that could cause additional conditions or requirements to be imposed upon Golden Boy in respect of the granting of a U.S. Quota for Calendar Year 2014. Golden Boy has not received any notice from the Department of Foreign Affairs, Trade and Development Canada or any other Governmental Entity of any challenge to or review of the U.S. Quota for Calendar Year 2014. No person, firm or corporation has taken any action, or given notice to Golden Boy of any action, to challenge the U.S. Quota for 2014 or to challenge Golden Boy’s qualification to be allocated a U.S. Quota for 2014.  No person, firm or corporation has taken any action, or given notice to Golden Boy of any action, with a view to causing the U.S. Quota for 2014 to be less than the U.S. Quota for 2013.

(ix)
Except as set out in Section 3.1(ww) of the Disclosure Letter, Golden Boy does not outsource and has never outsourced any of its peanut butter manufacturing operations. All Golden Boy’s operations for the manufacture of peanut butter that is exported from Canada under the U.S. Quota are conducted exclusively in Canada by Golden Boy.

(x)
Golden Boy shall notify the Purchaser forthwith upon receipt, and will forward a true copy with such notice, of any notice or other communication from with the Department of Foreign Affairs, Trade and Development Canada or any other Government Entity respecting the U.S. Quotas, including the U.S. Quota applied for in respect of Calendar Year 2014.

(xx)
Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby, other than the fees or commissions owed to Lazard Middle Market LLC.

(yy)	Customs Matters; Export/Import Control. Since December 31, 2011, save and except as disclosed in Section 3.1(yy) of the Disclosure Letter:

(i)
To the Vendors’ knowledge, no compliance verifications or audits (in Canada), or compliance investigations (in the United States or in Canada) are being conducted, pending or proposed by any Governmental Entity in respect of country of origin, tariff classification, value for duty or eligibility for any preferential tariff treatment in connection with any goods imported or exported by the Purchased Corporations;

(ii)
no Purchased Corporation, nor any of its directors, managers or officers, has reason to believe that any certificate of origin that it has issued or relied upon, or any declaration that it has made to a Governmental Entity regarding the origin, tariff classification or value for duty of any goods that it has imported into or exported from any jurisdiction is incorrect, other than any such declarations for which that Purchased Corporation has filed a self-adjustment with the relevant Governmental Entity in compliance with applicable Laws;

(iii)
no Purchased Corporation has received any Customs Assessment in connection with any goods imported or exported by the Purchased Corporations resulting in additional Customs Duties payable by the Purchased Corporation, which remains unpaid, whether or not such statement or notice is currently under appeal;

(iv)	the Purchased Corporations have acted without written notice of violation of and in material compliance with:

(A)
any required import permits, export or re-export licenses or authorizations granted under the applicable Laws of any jurisdiction, which permits licenses or authorizations are described in Section 3.1(yy) of the Disclosure Letter;

(B)	all applicable Laws governing:

(i)
the declaration of and accounting for the importation and export of goods, the application of Customs Duties, and associated recordkeeping requirements, including without limitation, the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, the Customs Tariff (Canada), the Customs Act (Canada) and the regulations promulgated thereunder;

(ii)
anti-boycott measures, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto, the Export Administration Regulations administered by the U.S. Department of Commerce, and the Foreign Extraterritorial Measures Act (Canada), including all reporting requirements;

(iii)
import or export control, sanctions or embargoes, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, those Laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, and the Export and Import Permits Act (Canada);

(iv)	the collection and reporting of international trade statistics, including without limitation the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR

Section 4.1	Representations and Warranties of the Purchaser and the Guarantor.
The Purchaser and the Guarantor represent and warrant as of the date hereof and as of the Determination Date as follows to the Vendors and acknowledge and confirm that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

(a)
Incorporation and Corporate Power. Each of the Purchaser and the Guarantor is a corporation incorporated and existing under the laws of its jurisdiction of incorporation. Each of the Purchaser and the Guarantor have the corporate power to enter into and perform their obligations under this Agreement.

(b)
Corporate Authorization. The execution and delivery of and performance by each of the Purchaser and the Guarantor of this Agreement have been, or will be at or prior to Determination Date, authorized by all necessary corporate action on the part of the Purchaser and the Guarantor.

(c)	No Conflict. Except for the Competition Act Approval and the HSR Approval , the execution and delivery of and performance by the Purchaser of this Agreement:

(i)	do not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	do not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, licence, lease or instrument to which it is a party; and

(iii)	do not result in the violation of any Law.

(d)
Required Authorizations. Except for the Competition Act Approval and the HSR Approval, no filing with, notice to or Authorization of, any Governmental Entity is required on the part of the Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement.

(e)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchaser and the Guarantor and constitutes legal, valid and binding agreements of each of the Purchaser and the Guarantor, enforceable against each of them in accordance with its terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies including specific performance and injunction.

(f)	Purchaser’s Financing. The Purchaser will have at Closing all funds on hand necessary to pay the Purchase Price.

(g)
Litigation. There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to the Purchaser’s knowledge, threatened against the Purchaser, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

(h)
Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(i)	WTO Investor. The Purchaser is a WTO investor as that term is defined by the Investment Canada Act.

(j)
Due Diligence by Purchaser. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, Assets, liabilities and financial condition of the Purchased Corporations and, in making the determination to proceed with the transactions contemplated by the Agreement, has relied solely on the results of its own independent investigation and the representations and warranties in Article 3.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1	Pre-Closing Reorganization
Immediately before the Closing, Vendors shall take all action required to complete the following transactions (collectively, the “Pre-Closing Reorganization”):

(a)	Fund IV US shall contribute 100% of its common and participating notes with respect to Tricor US to Tricor Canada in exchange for redeemable/retractable non-voting preferred shares;

(b)	Tricor US shall convert into a British Columbia unlimited liability company; and

(c)
Tricor US shall file a duly executed and completed election on IRS Form 8832, effective immediately prior to the Closing Date, to be treated as a disregarded entity for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3.

Section 5.2	Conduct of Business Prior to Closing.
Except as otherwise specifically set forth in this Agreement or the Disclosure Letter, during the Interim Period, each of the Vendors will use its commercially reasonable efforts to (a) cause each Purchased Corporation to conduct the Business in the ordinary course of normal day-to-day operations of such Purchased Corporation consistent with past practices, (b) preserve intact the present business organization and reputation of the Purchased Corporations, (c) keep available (subject to dismissals, resignations and retirements in the ordinary course of business consistent with past practice) the services of present officers and employees of the Purchased Corporations, (d) use commercially reasonable efforts to maintain the good will of customers, suppliers, lenders and other Persons to whom any of the Purchased Corporations sells goods or provides services, and (e) maintain substantially the same levels of coverage of insurance as provided on the date hereof. Except as specifically set forth in this Agreement or the Disclosure Letter, the Vendors shall cause the Purchased Corporations not to (except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed):

(1)	declare or pay any cash dividends or make any cash distributions upon any of the capital of the Purchased Corporations;

(2)
sell, lease, transfer or otherwise dispose of, or suffer a Lien (other than Permitted Liens) to exist on, any of its assets, except sales of Inventory to customers in the ordinary course of business or pursuant to existing contracts;

(3)	incur additional Indebtedness in an aggregate principal amount exceeding $19,500,000 (net of any amounts of Indebtedness discharged during such period);

(4)
authorize, issue, sell or otherwise dispose of any equity interests of the Purchased Corporations, or grant or enter into any commitments with respect to the issuance of any equity interests of the Purchased Corporations, or amend any terms of any such equity interests or agreements;

(5)	redeem, purchase or otherwise acquire any of its outstanding equity interests;

(6)	make any change in any of the Charter Documents of any of the Purchased Corporations;

(7)	effect any dissolution, winding-up, liquidation or termination of any of the Purchased Corporations;

(8)
make any material change to its accounting policies or adopt new accounting policies, in each case, except as required by generally accepted accounting principles, any Governmental Entity, applicable Law or regulatory guidelines;

(9)
other than as already budgeted for in the 2014 budget (in respect of the portion so budgeted that relates to the Interim Period), enter into any Employee Plan or amend any Employee Plan or increase the compensation of any employee or increase the rate of compensation or benefits of, or pay or agree to pay any benefit (including severance or termination pay) to present or former managers, directors, officers, employees or other service providers, except as may be expressly required by Law, by contract disclosed in Section 3.1(a)(a) of the Disclosure Letter or by any Employee Plan disclosed in Section 3.1(hh) of the Disclosure Letter;

(10)
amend or terminate any Material Contract or Real Property Lease or waive, relinquish or assign any material rights or claims thereunder or enter into any contract that would have been a Material Contract or Real Property Lease had it been entered into prior to the date hereof;

(11)	acquire, transfer, convey or otherwise dispose of any real property (or portion thereof or interest therein);

(12)	acquire any business or Person, by merger, amalgamation or consolidation, purchase or sale of material assets or equity interests, or by any other manner;

(13)
settle or compromise any material litigation, or waive or release any rights of material value, or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it;

(14)	make capital expenditures in excess of $250,000 in respect of any one project;

(15)	make capital expenditures in excess of $1,400,000 in the aggregate;

(16)	cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(17)
effectuate a “plant closing” or “mass layoff” (as those terms are defined under the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act)) affecting in whole or in part any site of employment, facility, operating unit or employees;

(18)
sell, transfer, licence, sublicence or otherwise dispose of any material Intellectual Property of the Purchased Corporations, or amend or modify any existing agreements or rights with respect to any material Intellectual Property of, or used by, the Purchased Corporations;

(19)
waive any benefits of, agree to modify in any manner, terminate or release any Person from or fail to enforce any confidential or similar agreement to which any of the Purchased Corporations is a party or a beneficiary;

(20)	make any related party payments outside of the ordinary course of business consistent with past practice in connection with Purchased Corporations;

(21)
terminate, modify, amend, cancel or renew or waive any material right under any Real Property Lease, other than extension of the term of the expansion option in Section III of Schedule B to the Real Property Lease for property located in Troy, Alabama; or (ii) enter into any lease, sublease or other occupancy agreement (whether as lessor or lessee) with respect to any real property;

(22)
except in connection with the Pre-Closing Reorganization, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return or Customs Filing, enter into any closing agreement, settle any Tax claim or assessment or Customs Assessment relating to the Purchased Corporations, surrender any right to claim a refund of Taxes, including Customs Duties, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or Customs Assessment relating to the Purchased Corporations, or take any other similar action relating to the filing of any Tax Return or Customs Filing or the payment of any Tax, including any Customs Duty, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax or Customs Duty liability of the Purchased Corporations for any tax period ending on or after the Closing Date (or for the portion of any Straddle Period beginning after the Closing Date as determined under Section 11.1) or decreasing any Tax attribute of the Purchased Corporation existing on the Closing Date; or

(23)	enter into any contract to do or engage in any of the foregoing.

Section 5.3	Confidentiality.
The Parties acknowledge that they or their affiliates have signed a confidentiality agreement regarding Golden Boy and dated October 1, 2013 between Post Holdings Inc. and Tricor Pacific Capital Inc. The Parties agree that except as provided in this Section 5.3, the confidentiality agreement continues to apply and the Parties are bound by its terms. Upon Closing, the confidentiality agreement will terminate. If the Closing does not occur, the confidentiality agreement will remain in effect in accordance with and subject to its terms, provided that the term shall be extended such that the confidentiality agreement will expire 2 years after the termination of this Agreement in accordance with Section 8.1 hereto.

Section 5.4	Actions to Satisfy Determination Date Conditions.
Subject to this Article 5, each Vendor will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 6.1, and the Purchaser will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 6.2.

Section 5.5	Request for Consents.
Each Vendor will use its commercially reasonable efforts to obtain, or cause to be obtained, prior to the Determination Date, the consents, approvals and waivers described in Section 3.1(k) of the Disclosure Letter and shall notify the Purchaser when any such consent, approval or waiver has been obtained. Despite the previous sentence, the Vendors are under no obligation to pay any money, incur any obligations, commence any legal proceedings, or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain such consents. The Purchaser will use commercially reasonable efforts in co-operating with the Vendors to obtain such consents, approvals and waivers including providing information of the Purchaser as is reasonably requested by a third party in order to grant its consent.

Section 5.6	Filings and Authorizations.

(1)
Each of the Vendors and the Purchaser, as promptly as practicable after the execution of this Agreement, shall use its commercially reasonable efforts to make all filings with, give all notices to, and obtain all Authorizations from, Governmental Entities that are necessary for the lawful completion of the transactions contemplated by this Agreement. In furtherance of the foregoing, each of the Vendors’ and the Purchaser’s counsel shall consult with one another and exchange all necessary information to determine whether the HSR Approval is required.

(2)
In the case of the Competition Act Approval and the HSR Approval, each of the Vendors and the Purchaser shall make, or cause to be made, all filings and submissions, and submit all documentation and information that is required to obtain the Competition Act Approval and the HSR Approval, and will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any Governmental Entity under such legislation. The Purchaser shall pay all filing fees incurred in connection with Competition Act Approval and the HSR Approval.

(3)
The Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 5.6 including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (including notices and information which a Party, acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondence received from any Governmental Entity. To the extent that any information or documentation to be provided by any Vendor to the Purchaser pursuant to this Section 5.6 is competitively sensitive, such information may be provided only to external counsel for the Purchaser on an external counsel only basis. The Vendor Representative shall promptly notify the Purchaser of any substantive communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement to the extent permitted by Law and the Vendors will use their reasonable commercial efforts to ensure, to the extent permitted by Law, that the Purchaser, or its outside counsel where appropriate, are involved in any substantive communications and invited to attend meetings with, or other appearances before, any Governmental Entity with respect to the transactions contemplated by this Agreement. The Purchaser shall promptly notify the Vendor Representative of any substantive communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement to the extent permitted by Law and the Purchaser will use its reasonable commercial efforts to ensure, to the extent permitted by Law, that the Vendors, or their outside counsel where appropriate, are involved in any substantive communications and invited to attend meetings with, or other appearances before, any Governmental Entity with respect to the transactions contemplated by this Agreement. The Purchaser will offer to take, and if such offer is accepted, will, at its own expense, take all actions necessary to expedite obtaining the Competition Act Approval and the HSR Approval including negotiating and effecting by consent agreement or order, hold separate arrangement, undertaking or otherwise, the divestiture of assets, or undertaking of any form of behavioural remedy.

(4)	As used in this Agreement:

(a)	“Competition Act Approval” means:

(i)
the issuance to the Purchaser of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act (Canada) to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement; or

(ii)
both of (A) the waiting period, including any extension thereof, under Section 123 of the Competition Act (Canada) shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act (Canada) shall have been waived in accordance with paragraph 113(c) of the Competition Act (Canada), and (B) the Purchaser shall have received a letter from the Commissioner of Competition indicating that she or he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement, and the form of and any terms and conditions attached to any such advice are acceptable to the Purchaser, acting reasonably, and such advice has not been rescinded or amended.

(b)	“HSR Approval” means the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 5.7	Notice of Untrue Representation or Warranty.

(1)
The Purchaser shall promptly notify the Vendors if the Purchaser becomes aware that any of the Purchaser’s representations or warranties is untrue or inaccurate in any material respect or that the Purchaser has failed to perform or fulfil any of its covenants or obligations under this Agreement in any material respect during the Interim Period. Subject to Section 5.7(3), each Vendor shall promptly notify the Purchaser if any of them becomes aware that any of its representations or warranties is untrue or inaccurate in any material respect or that it has failed to perform or fulfil any of its covenants or obligations under this Agreement in any material respect during the Interim Period.

(2)
Following notice by any of the Vendors or the Purchaser under Section 5.7(1) solely in respect of any matter, fact or circumstance which first arose during the Interim Period, the Vendors may, within five (5) Business Days after the Vendors become aware that any of the Vendors’ representations or warranties is untrue or inaccurate in any material respect, revise the Disclosure Letter to qualify the applicable representations and warranties and deliver such amended Disclosure Letter to the Purchaser. Subject to Section 5.7(3), if any of the conditions in Section 6.1 would not have been satisfied without the amendment to the Disclosure Letter, the Purchaser may terminate this Agreement by notice in writing to the Vendors within five (5) Business Days of receiving the revised Disclosure Letter. If the Purchaser does not terminate this Agreement in accordance with this Section 5.7, the Purchaser is deemed to have accepted and agreed to the revised Disclosure Letter and waived in full any breach or inaccuracy of the representations and warranties of the Vendors, and any corresponding Determination Date conditions in favour of the Purchaser, addressed by the amendment to the Disclosure Letter.

(3)
The Vendors do not need to notify the Purchaser pursuant to Section 5.7 in the event that Section 3.1(aa)(xviii) becomes untrue or inaccurate during the Interim Period because one or more Purchased Corporations enters into one or more contracts, commitments or arrangements relating to the future purchase of materials, supplies, equipment, raw materials, Inventory, packaging or commodities in the ordinary course of business consistent with past practices, but shall deliver a revised Disclosure Letter to the Purchaser no later than three (3) Business Days prior to the Closing Date to disclose any such contract, commitment or arrangement; provided that no such revision to Section 3.1(aa)(xviii) of the Disclosure Letter will give the Purchaser the right to terminate this Agreement under Section 5.7(2) or exercise any other remedy under this Agreement.

Section 5.8	Exclusivity.
Until the earlier of the Closing Date and such time as this Agreement is terminated in accordance with Article 8, the Vendors shall not, and they shall cause the Purchased Corporations and their respective affiliates, directors, officers, employees and other representatives not to, directly or indirectly, participate in, invite, solicit, entertain, initiate, encourage or enter into any negotiation, discussion or agreement with any Person with respect to an acquisition of any of the Purchased Shares or any of the Purchased Corporations or any of the assets of the Purchased Corporations (other than the Inventory of the Purchased Corporations in the ordinary course of business or obsolete equipment) or any divestiture, amalgamation, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving any of the Vendors or the Purchased Corporations (collectively, a “Proposed Transaction”). The Vendors shall, and they shall cause the Purchased Corporations and their respective affiliates, directors, officers, employees and other representatives to, immediately cease and cause to be terminated all existing discussions, activities and negotiations with any Person with respect to any Proposed Transaction.

Section 5.9	Access and Contact with Customers and Suppliers
To the extent permitted by Law, the Vendors shall, and, as applicable, shall cause the Purchased Corporations to:

(1)
during the Interim Period, upon reasonable notice, permit the Purchaser and its representatives to (a) access, contact or visit, as applicable, all premises, properties and executive officers of the Purchased Corporations and permit the Purchaser to conduct such inspections of such premises and properties as it may reasonably desire, and (b) review and inspect all books and records and contracts and other documents relating to the Purchased Corporations reasonably requested by the Purchaser and in the possession or control of the Vendors or the Purchased Corporations, provided that the foregoing review and inspection shall take place during regular business hours and the same does not (i) unduly disrupt the conduct of the operations of the Purchased Corporations, (ii) violate any Law, fiduciary duty, order, contract or permit applicable to the Purchased Corporations, or (iii) jeopardize any attorney-client or other legal privilege, and subject to existing confidentiality and non-disclosure obligations of the Purchaser and its affiliates (including the confidentiality agreement entered into between Post Holdings, Inc. and Tricor Pacific Capital Inc.),

(2)
during the Interim Period, promptly furnish the Purchaser and its representatives with such additional financial, operating and other data and information relating to the Purchased Corporations as the Purchaser or its representatives may reasonably request, and

(3)
with the consent of the Vendor Representative, which consent may not be unreasonably withheld, following the Determination Date, permit the Purchaser and its representatives, with the participation of an authorized officer of a Purchased Corporation, to contact or communicate with customers, suppliers, contract manufacturers and business partners of the Purchased Corporations in connection with the transactions contemplated hereby or concerning their relationships with the Purchased Corporations.

Section 5.10	Title Commitments, Title Policies, Surveys and Real Property Lease Related Documents.

(1)
In the event requested by the Purchaser, the Vendors and the Purchased Corporations shall provide reasonable cooperation and assistance to the Purchaser in obtaining with respect to each parcel of Real Property (i) title commitments for owner’s, leasehold owner’s and lender’s policies of title insurance (each, a “Title Commitment”) prepared by a national title insurance company acceptable to the Purchaser (“Title Company”), and (ii) certified ALTA/ACSM or other on-the-ground, staked, boundary survey maps of the Real Property, or any portion thereof, prepared by surveyors reasonably acceptable to the Purchaser and reflecting the matters disclosed on the Title Commitment related thereto. The Vendors shall, and shall cause the Purchased Corporations to, deliver, at or prior to the Closing, all such documents and instruments as may be reasonably necessary, advisable, customary or required by the Title Company to issue title insurance policies (including lender’s title policies) with respect to each parcel of Real Property, in form and substance reasonably acceptable to the Purchaser and at the Purchaser’s sole cost and expense, including any and all real estate transfer declarations (if any), ALTA owner’s affidavits, GAP Undertakings and any such other title clearance documentation reasonably required by the Title Company or the Purchaser, and final dated-down Title Commitments (for the issuance of final title policies). The Vendors shall (and shall cause the Purchased Corporations to) reasonably cooperate with the Purchaser in obtaining those endorsements to the final title policies reasonably required by the Purchaser (and any lender of the Purchaser), eliminating such exceptions from the final title policies as the Purchaser may desire eliminated (including the standard, general or pre-printed exceptions), and accomplishing all requirements of policy issuance outlined by the Title Company therefor.

(2)
Each Vendor will use its commercially reasonable efforts to obtain, or cause the Purchased Corporations to obtain, prior to Closing, in connection with and as a part of the request for any necessary consent (or if no consent is required, then upon the Purchaser’s request), the following documents with respect to each Real Property Lease:

(a)	certificate of estoppel from each landlord to each Real Property Lease, in each instance, in form and substance reasonably acceptable to the Purchaser; and

(b)
to the extent not already of record or registered and not prohibited by the applicable Real Property Lease, a memorandum or short form of lease by and between the Purchased Corporation and the landlord under each Real Property Lease, in each instance, in form and substance reasonably acceptable to the Purchaser (or such form as required by the Real Property Lease), each of which memorandum or short form of lease may be recorded or registered at the Purchaser’s option and cost at Closing.

(3)
In addition, upon the Purchaser’s request, each Vendor will request, and use its commercially reasonable efforts to obtain, or cause the Purchased Corporations to request and obtain, prior to Closing, a non-disturbance agreement from each Person holding a mortgage, deed of trust or other security interest or encumbrance in any portion of the Real Property to which any Real Property Lease is subordinate, in each instance, in form and substance reasonably acceptable to the Purchaser. The Vendors shall promptly notify the Purchaser when any such certificate, memorandum or short form of lease or non-disturbance agreement has been obtained. Notwithstanding the foregoing, the Vendors are under no obligation to pay any money, incur any obligation, commence any legal proceeding, or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain such documents. The Purchaser will use commercially reasonable efforts in co-operating with the Vendors to obtain such documents.

Section 5.11	Financial Statements.

(1)
With respect to the audited financial statements of Golden Boy as of December 31, 2012, Vendor Representative shall use commercially reasonable effort to provide as soon as reasonably practical such information as will allow Purchaser to convert the income or loss of Golden Boy from continuing operations before income taxes, as determined under GAAP, to income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of Golden Boy, exclusive of amounts attributable to any noncontrolling interests, as determined under United States generally accepted accounting principles (“US GAAP”).

(2)
During the Interim Period, the Vendors will, in good faith, and in conjunction with the Purchaser and the Purchaser’s accountants and professional advisors engage an independent accounting firm in accordance with Section 5.11(3) to develop an appropriate audit plan to prepare:

(a)
combined, consolidated financial statements of Tricor Canada, Tricor US and Golden Boy, and their subsidiaries, including a balance sheet and statements of income, cash flows and changes in stockholder’s equity, as of December 31, 2013 (or comparable year end for Tricor Canada and Tricor US if requested by Purchaser) (the “Combined Financial Statements”); and

(b)
combined, consolidated financial statements of GB Acquisition USA, Inc., Nuts Distributor of America Inc., Golden Nut Company (USA) Inc. and Golden Boy Nut Corporation, including a balance sheet and statements of income, cash flows and changes in stockholder’s equity, as of December 31, 2013 (the “U.S. Subsidiary Financial Statements” and, with the Combined Financial Statements, the “Golden Boy Financial Statements”).

(3)
The audits of the Combined Financial Statements described in this Section shall be conducted by PricewaterhouseCoopers LLP or another accounting firm of national standing reasonably acceptable to Purchaser and shall be conducted in accordance with GAAP at the Purchaser’s sole cost and expense. The audits of the U.S. Subsidiary Financial Statements described in this Section shall be conducted by PricewaterhouseCoopers LLP or another accounting firm of national standing reasonably acceptable to the Purchaser and registered with the U.S. Public Company Accounting Oversight Board (“PCAOB”) in accordance with US GAAP, also at the Purchaser’s sole cost and expense. The engagement agreement or agreements for the audits of the Golden Boy Financial Statements shall provide for (1) the Golden Boy Financial Statements to satisfy the requirements of Regulation S‑X (17 C.F.R. Part 210) (“Regulation S‑X”) under the Securities Act of 1933 and the Securities Exchange Act of 1934, including, with respect to the Combined Financial Statements, the applicable requirements of Rule 3-05 of Regulation S-X and Securities and Exchange Commission (“SEC”) Form 20-F, (2) the audit of the U.S. Subsidiary Financial Statements to be conducted in accordance with PCAOB standards, with the audit report for the U.S. Subsidiary Financial Statements to refer to PCAOB standards and (3) the Golden Boy Financial Statements to be delivered on or before March 15, 2014.

(4)
During the Interim Period, the Vendors will provide commercially reasonable assistance to the Purchaser and will cooperate in good faith with the Purchaser’s accountants and professional advisors to prepare unaudited, combined, consolidated financial statements, reviewed under Statement on Auditing Standards No. 100 (“SAS 100”), for Tricor Canada, Tricor US and Golden Boy for the fiscal quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 (or comparable quarter ends for Tricor Canada and Tricor US if requested by Purchaser). The accounting firm conducting any SAS 100 review must be PricewaterhouseCoopers LLP or another accounting firm of national standing registered with the PCAOB and willing to satisfy customary comfort letter procedures in conjunction with a securities offering. All fees of such accounting firm will be borne by the Purchaser.

(5)
The Vendors shall provide reasonable access to such documentation and other information, and provide such assistance as is reasonably necessary, for any accounting firm responsible for reviewing and auditing the Golden Boy Financial Statements to perform any audits or review provided for in this Agreement, including the execution and delivery of reasonable and customary representation letters to any such accounting firm (if and to the extent required by any such accounting firm).

Section 5.12	Cooperation.
In the event requested by the Purchaser, the Vendors shall cause the Purchased Corporations to, at the Purchaser’s sole cost and expense, take all commercially reasonable actions and do all things as reasonably requested by the Purchaser, that are within their control, to facilitate the Purchaser’s efforts to pledge any of the Purchased Corporations’ assets as collateral to secure any indebtedness of the Purchaser or its affiliates (provided such pledging of collateral, for the avoidance of doubt, shall not be effective prior to the Closing); provided, however, that such actions do not unreasonably interfere with the normal operations or employee relations of the Purchased Corporations; and, provided, further, that the Purchased Corporations shall not be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than reasonable out-of-pocket expenses subject to reimbursement by the Purchaser in accordance herewith) with respect to such matters.

Section 5.13	Quota Matters
During the Interim Period Vendor Representative shall cause Golden Boy to use commercially reasonable efforts to maximize its U.S. Quota for 2013.

Section 5.14	Directors’ and Officers’ Insurance
Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Purchased Corporations may purchase as an extension to their current directors’ and officers’ liability insurance policies, 6 year run-off insurance providing coverage for the directors and officers of the Purchased Corporations on terms comparable to those contained in the Purchased Corporations’ current insurance policies, provided that the cost of such insurance shall be borne entirely by the Vendors.
ARTICLE 6
DETERMINATION DATE CONDITIONS

Section 6.1	Conditions for the Benefit of the Purchaser.
The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied on or prior to the Determination Date, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Representations and Warranties. Except as permitted by Section 5.7, each of the representations and warranties of the Vendors contained in this Agreement must be true and correct in all material respects as of the Determination Date with the same force and effect as if such representations and warranties were made on and as of such date. However, (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, it must be true and correct in all respects after giving effect to such qualification and (ii) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date. The Purchaser must receive a certificate of a senior officer of each Vendor (and in the case of Harris, a certificate from Harris) confirming the matters in this paragraph in a form reasonably acceptable to the Purchaser.

(b)
Performance of Covenants. The Vendors must have fulfiled, or complied with, in all material respects, all covenants contained in this Agreement required to be fulfiled or complied with by them at or prior to the Determination Date and the Purchaser must receive a certificate of a senior officer of each Vendor (and in the case of Harris, a certificate from Harris) confirming the matters in this paragraph in a form reasonably acceptable to the Purchaser.

(c)
Consents and Authorizations. The consents, approvals and waivers listed in Section 3.1(k) of the Disclosure Letter, the Competition Act Approval, the HSR Approval and the filings, notices and Authorizations listed in Section 3.1(j) of the Disclosure Letter, must have been made, given or obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereunder shall have occurred.

(d)	Escrow Agreement. The Purchaser must have received a copy of the Escrow Agreement executed by all the parties thereto (other than the Purchaser).

(e)	Deliveries. The Purchaser’s legal counsel must have received the following (in undated form, where applicable, and except where noted), to be held in escrow until the Closing:

(i)
share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser or its nominee(s) have been entered upon the books of the Purchased Corporations, as applicable, as the holder of the Purchased Shares;

(ii)
certified copies of (A) the Charter Documents of each of the Vendors (other than Harris) and the Purchased Corporations, (B) the resolutions of the shareholders and the board of directors of each of the Vendors (other than Harris) and the Purchased Corporations approving the execution, delivery and performance of this Agreement, and (C) a list of the directors and officers authorized to sign this Agreement together with their specimen signatures;

(iii)
a certificate of status, compliance, good standing or like certificate with respect to the Vendors (other than Harris) and the Purchased Corporations issued by appropriate government officials of their respective jurisdictions of incorporation;

(iv)	a duly executed resignation of each director of the Purchased Corporations designated by the Purchaser effective as at the Closing;

(v)	a duly executed resignation of the auditors of the Purchased Corporations designated by the Purchaser effective as at the Closing;

(vi)	duly executed releases in favour of the Purchased Corporations by each resigning director in form and substance reasonably satisfactory to the Purchaser;

(vii)	duly executed releases in favour of the Purchased Corporations by each Vendor in form and substance reasonably satisfactory to the Purchaser;

(viii)	the minute books, stock books and the ledger of each Purchased Corporation;

(ix)	evidence of revocations of each outstanding Power of Attorney of a Purchased Corporation;

(x)
a properly completed and executed certificate satisfying Treasury Regulation Sections 1.897-2(g)(1)(i)(A) and 1.897-2(h) and 1.1445-2(c), certifying that the shares in GB Acquisition USA, Inc. are not “United States real property interest” within the meaning of Code Section 897(c); and

(xi)	evidence of termination of the Shareholders Agreement dated November 25, 2011 between all of the shareholders and Golden Boy.

(f)	No MAE. Since the date of this Agreement there has not occurred a Material Adverse Effect which continued to constitute a Material Adverse Effect on the Determination Date.

(g)
No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than the Purchaser or the Guarantor) in any jurisdiction, and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement.

Section 6.2	Conditions for the Benefit of the Vendors.
The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied on or prior to the Determination Date, which conditions are for the exclusive benefit of each of the Vendors and may be waived, in whole or in part, by the Vendor Representative in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Purchaser and the Guarantor contained in this Agreement must be true and correct in all material respects as of the Determination Date with the same force and effect as if such representations and warranties had been made on and as of such date. However, if a representation and warranty is qualified by materiality or material adverse effect, it must be true and correct in all respects after giving effect to such qualification. The Vendors must receive a certificate of a senior officer of the Purchaser and a certificate of a senior officer of the Guarantor as to the matters in this paragraph.

(b)
Performance of Covenants. The Purchaser must have fulfiled or complied with all covenants contained in this Agreement required to be fulfiled or complied with by it at or prior to the Determination Date and the Vendors receive a certificate of a senior officer of the Purchaser to that effect.

(c)	Escrow Agreement. The Vendors must have received a copy of the Escrow Agreement executed by the Purchaser and the Escrow Agent.

(d)	Deliveries. The Vendor’s legal counsel must have received the following (in undated form except where noted), to be held in escrow until the Closing:

(i)
certified copies of (A) the Charter Documents of each of the Purchaser and the Guarantor relating to the execution of documents, (B) all resolutions of the board of directors of each of the Purchaser and the Guarantor approving the execution, delivery and performance of this Agreement, and (C) a list of the officers and directors of each of the Purchaser and the Guarantor authorized to sign this Agreement together with their specimen signatures;

(ii)
certificates of status, compliance, good standing or a like certificate with respect to each of the Purchaser and the Guarantor issued by an appropriate government official of the jurisdiction(s) of their incorporation;

(iii)	duly executed releases in favour of each resigning director by the Purchased Corporations in form and substance reasonably satisfactory to the Vendors; and

(e)
No Legal Action. No action or proceeding will be pending or threatened by any Person (other than the Vendors, the Purchaser or the Purchased Corporations) in any jurisdiction and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement.

(f)
Consents and Authorizations. The Competition Act Approval and the HSR Approval and the filings, notices and Authorizations listed in Section 3.1(j) of the Disclosure Letter must have been made, given or obtained.

ARTICLE 7
CLOSING

Section 7.1	Date, Time and Place of Closing.
The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the Vancouver offices of Stikeman Elliott LLP at 10:00 a.m. (Vancouver time) on the Closing Date or at such other place as the Vendor Representative and the Purchaser may agree to in writing. The Closing shall be deemed to be effective at 12:01 a.m. Pacific Time on the Closing Date.

Section 7.2	Payment of Deposit on Determination Date.
Subject to satisfaction or waiver by the relevant Party of the conditions set out in Section 6.1 and Section 6.2, on the Determination Date, the Purchaser will pay the Deposit in accordance with Section 2.3.

Section 7.3	Closing Procedures.
On the Closing Date, the Vendors will release the items specified in Section 6.1(e) from escrow and upon such release the Purchaser will (a) release the items specified in Section 6.2(c) from escrow, and (b) will pay or satisfy the Purchase Price in accordance with Section 2.4.

Section 7.4	Failure to Close by the Outside Date.
If the Determination Date has occurred, but the Closing has not occurred on or prior to the Outside Date, the Purchaser will forthwith instruct its legal counsel to return the items specified in Section 6.1(e) to the Vendor Representative or as the Vendor Representative may direct in writing, as soon as possible following the Outside Date and in any event no later than two (2) Business Days following the Outside Date.
ARTICLE 8
TERMINATION

Section 8.1	Termination Rights.
This Agreement may, by notice in writing given at or prior to the Closing, be terminated:

(a)	by mutual consent of the Vendor Representative and the Purchaser;

(b)	by the Purchaser in accordance with Section 5.7;

(c)
by the Purchaser, if the Purchaser is not in material breach of this Agreement and any of the Vendors shall have breached any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1, and (ii) remains uncured on the earlier of (x) the date which is thirty (30) days following the Vendor Representative’s receipt of written notice thereof from the Purchaser, and (y) the Outside Date;

(d)
by the Vendor Representative if none of the Vendors are in material breach of this Agreement and the Purchaser shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2, and (ii) remains uncured on the earlier of (x) the date which is thirty (30) days following the Purchaser’s receipt of written notice thereof from the Vendor Representative, and (y) the Outside Date;

(e)
by any Party hereto if the Closing has not occurred by the end of the day on the Outside Date, provided that a Party may not terminate this Agreement under this Section 8.1(e) if it has failed to perform any one or more of its material obligations or covenants under this Agreement required to be performed at or prior to Closing and the Closing has not occurred because of such failure.

Section 8.2	Effect of Termination.

(1)
If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)
If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under Section 2.3(3), Section 5.3, Section 7.4, Section 12.3, Section 12.4 and Section 12.6 will survive; provided, however, that notwithstanding anything to the contrary in this Article 8, upon termination of this Agreement, each Party shall remain liable to the other Party or Parties for any breach of this Agreement by such Party existing at the time of such termination, and such other Party or Parties may seek such remedies, including damages and reasonable outside attorneys’ fees, against the breaching Party with respect to any such breach as are available at Law or in equity.

ARTICLE 9
INDEMNIFICATION

Section 9.1	Survival.

(1)
The representations and warranties contained in this Agreement and the certificates delivered pursuant to Section 6.1(a) and Section 6.2(a) survive the Closing and continue in full force and effect (and shall not be affected by any investigation made by the Purchaser either before or after the date of this Agreement) for a period of 18 months after the Closing Date, except that:

(a)
the representations and warranties set out in Section 3.1(a) (Status of Fund IV Canada and Fund IV US), Section 3.1(b) (Due Authorization: Fund IV Canada and Fund IV US), Section 3.1(d) (Status of Manulife), Section 3.1(e) (Due Authorization: Manulife), Section 3.1(g) (Status of Harris), Section 3.1(l) (Execution and Binding Obligation), Section 3.1(m) (Authorized and Issued Capital), Section 3.1(n) (No Other Agreements to Purchase), Section 3.1(o) (Title to Purchased Shares) and Section 3.1(xx) (Brokers) (collectively, the “Vendor Fundamental Representations”), Section 4.1(a) (Incorporation and Corporate Power), Section 4.1(e) (Execution and Binding Effect) (collectively, the “Purchaser Fundamental Representations”) and the corresponding representations and warranties set out in the certificates delivered pursuant to Section 6.1(a) and Section 6.2(a) survive and continue in full force and effect without limitation of time;

(b)
the representations and warranties set out in Section 3.1(yy) (Customs Matters; Export/Import Control) (the “Vendor Major Representations”) and the corresponding representations and warranties set out in the certificates delivered pursuant to Section 6.1(a) and Section 6.2(a) survive and continue in full force and effect until thirty (30) days after the expiration of the period during which any Customs Assessment may be issued by a Governmental Entity in respect of any Customs Filing to which such representations and warranties extend;

(c)
the representations and warranties set out in Section 3.1(ll) (Tax Matters) (the “Vendor Tax Representations”) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.1(a)), will survive and continue in full force and effect until thirty (30) days after the expiration of the period during which any Tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend. A Tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law; and

(d)	there is no limitation as to time for claims against a Party based on willful breach or fraudulent misrepresentation by that Party.

(2)
The covenants and agreements that by their terms apply or that are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed and the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing and any claims made with respect to breach of any such covenant must be made within six (6) months after the Closing Date.

Section 9.2	Indemnification in Favour of the Purchaser.

(1)
Subject to Section 9.4, the Vendors will jointly and severally, in the case of Fund IV Canada and Fund IV US, and severally, in the case of Manulife and Harris, indemnify and save each of the Purchaser and its shareholder, representatives and affiliates, and from and after the Closing, the Purchased Corporations, harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)
any breach or inaccuracy of any representation or warranty in Section 3.1 or the certificate to be delivered pursuant to Section 6.1(a) for which a notice of claim under Section 9.5 has been provided to the Vendors within the applicable period specified in Section 9.1; provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of Damages due to such breach or inaccuracy, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);

(b)	any failure of the Vendors to perform or fulfil any of their covenants or obligations under this Agreement;

(c)	any Tax Shortfalls;

(d)	the item set forth in Section 9.2(1)(d) of the Disclosure Letter;

(e)	any Indebtedness of the Purchased Corporations as of immediately prior to the Closing but not deducted in the calculation of Purchase Price;

(f)	any LTIP Bonus Amounts due and owing but not deducted in the calculation of Purchase Price or not otherwise funded by Vendors;

(g)	any STIP Bonus Amounts due and owing but not deducted in the calculation of Purchase Price;

(h)	any Transaction Costs due and owing but not deducted in the calculation of Purchase Price;

(i)	any Change in Control Payments due and owing but not deducted in the calculation of Purchase Price;

(j)	any Liabilities of Tricor Canada or Tricor US that are not deducted in the calculation of the Purchase Price, excepting any Liabilities which arose as a result of the Pre-Closing Reorganization;

(k)
any obligation of any Purchased Corporation to indemnify any Person by reason of the fact that such Person prior to or on the Closing Date was a director, officer, employee or agent of a Purchased Corporation (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to this Agreement, contract or otherwise);

(l)
up to the second anniversary of the Closing Date, any amounts (i) payable under the Customs Bond, or (ii) drawn down under the BMO Letter of Credit that are over and above the accrual to cover U.S. customs matters on the Closing Net Working Capital Statement (and if not accrued thereon, then the amount accrued as of the Closing Date);

(m)
any change of control fee, license fee or any other type of payment whatsoever under a contract that was not disclosed to the Purchaser prior to the date of this Agreement where such fee or payment is triggered by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement and where the amount of such fee or payment exceeds the accrual for same (if any) on the Closing Net Working Capital Statement;

(n)
any amounts of Customs Duties relating to the customs matters disclosed in Section 3.1(yy) of the Disclosure Letter in excess of the accrual in the Closing Net Working Capital Statement relating to such customs matters;

(o)	any error in any information provided pursuant to Section 2.5(1)(iii) or in Closing LTIP Payment Amount Statement or in any Deferred LTIP Payment Amount Statement;
provided that, subject to Section 9.4, but without limiting the right of the Purchaser to receive reimbursement or indemnification for such matters, to the extent that any representations, warranties, covenants or the indemnities in Section 9.2(1)(c), (e), (j) or (k) are in respect of Tricor Canada or Tricor US, Fund IV Canada and Fund IV US will jointly and severally indemnify and save each of the Purchaser and the Purchased Corporations harmless of and from, and will pay for, and Harris and Manulife will not have any liability in respect of, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to a breach or inaccuracy of any representation or warranty in Section 3.1, the indemnities in Section 9.2(1)(c), (e), (j) or (k) or the certificate to be delivered pursuant to Section 6.1(a) for which a notice of claim under Section 9.5 has been provided to the Vendors within the applicable period specified in Section 9.1.

Section 9.3	Indemnification in Favour of the Vendors.

(1)
Subject to Section 9.4, following Closing the Purchaser will indemnify and save the Vendors harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)
any breach or inaccuracy of any representation or warranty in Section 4.1 or the certificate to be delivered pursuant to Section 6.2(a), for which a notice of claim under Section 9.5 has been provided to the Purchaser within the applicable period specified in Section 9.1;

(b)	any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement; and

(c)
the reduction, if any, in the Vendors’ after-Tax net proceeds resulting from the Pre-Closing Reorganization or 338(g) Election compared to the after-Tax net proceeds that Vendors would have received had the Vendors not engaged in the Pre-Closing Reorganization or 338(g) Election.

(2)	For the purposes of this Section 9.3, Damages shall include any incremental Taxes that any Vendor (or any direct or indirect owner) incurs.

Section 9.4	Limitations.

(1)
A Party has no obligation or liability for indemnification or otherwise with respect to any representation or warranty made by such Party in this Agreement, or the certificates delivered pursuant to Section 6.1(a) and Section 6.2(a), after the end of the applicable time period specified in Section 9.1, except for claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.

(2)
The Vendors have no liability for, or obligation with respect to, any special, indirect, punitive or aggravated damages, except to the extent that such damages are based upon a willful breach or fraudulent misrepresentation by the Vendors (and for avoidance of doubt, the Vendors have liability for, and obligation with respect to, consequential damages).

(3)
Fund IV Canada and Fund IV US shall have no liability for any amount in excess of their combined Pro Rata Shares of the value of any claim for indemnification. Manulife and Harris shall have no liability for any amount in excess of their respective Pro Rata Shares of the value of any claim for indemnification; provided that no Vendor shall have any liability (pro rata or otherwise) in respect of any claim for indemnification for which one or more other Vendors are to be solely responsible or liable in accordance with the provisions of Section 9.2.

(4)
The Vendors have no liability or obligation with respect to any claims for indemnification or otherwise for environmental matters under Section 9.2(1)(a) or (b) (the “Environmental Claims”), including the representations and warranties in Section 3.1(ff), arising from any change in the use of the Real Property or any change in any Laws after the Closing Date. The Vendors have no liability with respect to: (i) any Environmental Claims for Damages that do not arise from a lawfully imposed requirement of a Governmental Entity or another arms-length third party (ii) any Environmental Claims for Damages arising solely from any matter, fact or circumstance that first occurred after the Closing; or (iii) any Environmental Claims for Damages that result from the Purchaser conducting or permitting invasive investigations, sampling or monitoring on or about the Real Property from and after Closing except, (A) as required by Law, or (B) as required by an order of a court of competent jurisdiction; or (iv) any Environmental Claims for Damages to the extent those Damages were caused, permitted or exacerbated by the Purchaser. Except to the extent responsibility for Damages may be allocated in whole or in part by reason of (ii) or (iv) above, in the event of any Environmental Claims for Damages resulting from any combination of matters, facts or circumstances occurring prior to Closing and matters, facts or circumstances occurring after Closing, the relative responsibility of the Vendor and the Purchaser shall be determined in accordance with applicable Law.

(5)
The Vendors have no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in Section 9.2(1)(a) unless the amount of the Damages with respect to such single claim is greater than $125,000 (a claim that does not meet such threshold, a “De Minimis Loss”); provided that such limitation (i) shall not apply with respect to a breach or inaccuracy of any of the Vendor Fundamental Representations, the Vendor Major Representations, the Vendor Tax Representations or the representation set forth in Section 3.1(k), and (ii) shall apply only to the first ten (10) De Minimis Losses after which the Purchaser’s right to assert claims for indemnification under Section 9.2(1)(a) shall not be limited by this Section 9.4(5).

(6)
The Vendors have no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in Section 9.2(1)(a) until the total of all Damages with respect to such matters exceeds $2,750,000 (the “Basket”) and then only for the amount by which such Damages exceed $2,750,000 up to a maximum of an amount equal to 10% of the Purchase Price (the “Cap”); provided however, that (i) the Basket shall not apply to claims based upon the Vendor Fundamental Representations, the Vendor Major Representations, the Vendor Tax Representations, Section 3.1(k) or based upon willful breach or fraudulent misrepresentation, and (ii) the Cap shall not apply to claims based upon the Vendor Fundamental Representations or the Vendor Tax Representations or based upon willful breach or fraudulent misrepresentation.

(7)
The Purchaser has no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in Section 9.3(1)(a) unless the amount of the Damages with respect to such single claim is greater than $125,000; provided that such limitation (i) shall not apply with respect to a breach or inaccuracy of any of the Purchaser Fundamental Representations, and (ii) shall apply only to the first ten (10) De Minimis Losses after which the Vendors’ right to assert claims for indemnification under Section 9.3(1)(a) and (b) shall not be limited by this Section 9.4(7).

(8)
The Purchaser has no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in Section 9.3(1)(a) until the total of all Damages with respect to such matters exceeds $2,750,000, and then only for the amount by which such Damages exceed $2,750,000 provided however, that the Basket shall not apply to claims based upon the Purchaser Fundamental Representations or based upon willful breach or fraudulent misrepresentation.

Section 9.5	Notification.

(1)
If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim. The notice must specify, in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages. The failure of an Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party except to the extent the Indemnifying Party shall have been prejudiced by such failure.

(2)
If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim. The failure of an Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

(3)
Notice to an Indemnifying Party under this Section 9.5 of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 9.7 will apply to any Third Party Claim and the provisions of Section 9.6 will apply to any Direct Claim.

Section 9.6	Direct Claims.

(1)
Following receipt of notice of a Direct Claim, the Indemnifying Party has thirty (30) days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2)
If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the thirty (30) day period specified in Section 9.6(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the thirty (30) day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that thirty (30) day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the sixty (60) day period specified in Section 9.6(1), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights remedies available to it, subject to this Agreement.

Section 9.7	Procedure for Third Party Claims.

(1)
Upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim; provided, however, that the Indemnifying Party may not assume the defence of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, (ii) if the Indemnifying Party is one or more of the Vendors, a reasonable assessment of the likely amount of such Third Party Claim is in excess of the Cap or (iii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party. To the extent the Indemnifying Party elects not to defend such Third Party Claim and the Indemnified Party defends against or otherwise deals therewith, the Indemnified Party may retain counsel at the expense of the Indemnifying Party (which reasonable expenses shall be recoverable from time to time by Indemnifying Party), and control the defense of such Third Party Claim.

(2)
In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within thirty (30) days of Indemnifying Party’s receipt of notice of the Third Party Claim.

(3)	If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a)
the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(b)
the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.

(4)
If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(5)
The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(a)	the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement; and

(b)
the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

(6)
The Indemnified Party and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 9.8	Exclusion of Other Remedies.
Except as provided in this Section 9.8, Section 10.4 and in Section 12.15, following Closing, the indemnities provided in Section 9.2 and Section 9.3 constitute the only remedy of the Purchaser or the Vendors, respectively, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement, except in the case of willful breach or fraudulent misrepresentation. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security). Except as set forth in this Section 9.8, each of the Purchaser and the Vendors expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

Section 9.9	One Recovery.
An Indemnified Party is not entitled to double recovery for any claims even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement. No Party has any liability or obligation with respect to any claim for indemnification to the extent that such matter was reflected as an adjustment to the Purchase Price in Section 2.8.

Section 9.10	Duty to Mitigate.
Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, the Indemnified Party shall take commercially reasonable steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Party will be reduced by the amount of insurance proceeds actually received by the Indemnified Party, provided that this Section 9.10 does not impose a requirement on any Party to purchase a reasonable amount or any amount of insurance. In addition, the Purchaser shall not be required pursuant to this Section 9.10 to pay any Tax for which the Vendors are liable, or for which the Vendors are required to indemnify the Purchaser.

Section 9.11	Tax Effect.
The amount of any Damages of the Indemnified Party will be reduced by (i) the amount of tax benefits actually realized by the Indemnified Party in connection with such Damages, and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of any costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party in connection with such Damages. For purposes hereof, “tax benefits” shall mean any refund or credit of Taxes to be paid or any reduction in the amount of Taxes which otherwise would be owed by the Indemnified Party or any of the Purchased Corporations, computed at the highest marginal tax rates applicable to the recipient of such benefit.

Section 9.12	Independent Significance.
The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement has independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.

Section 9.13	No Contribution.
Notwithstanding anything herein to the contrary, after the Closing no Vendor shall have, and each hereby irrevocably waives, any claims, causes of action and rights to sue or seek contribution, reimbursement or indemnification against or from any of the Purchased Corporations for any Damages incurred, suffered, paid, sustained or indemnified by the Vendor in connection with, arising out of, based upon, relating to or otherwise involving this Agreement.

Section 9.14	Adjustment to Purchase Price.
Any payment made by any Vendor as an Indemnifying Party pursuant to this Article 9 will constitute a dollar-for-dollar decrease of the Purchase Price and any payment made by the Purchaser as an Indemnifying Party pursuant to this Article 9 will constitute a dollar-for-dollar increase of the Purchase Price.

Section 9.15	Indemnity Payments to Vendor Representative.
Any payment made by the Purchaser as an Indemnifying Party pursuant to this Article 9 will be paid to, or as directed by, the Vendor Representative in trust for the Vendors, in accordance with their Pro Rata Shares, and for greater certainty, Section 10.4(5) will apply.

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1	Access to Books and Records.
For a period of seven (7) years from the Closing Date or for such longer period as may be required by Law, the Purchaser will retain all original books and records relating to the Purchased Corporations existing on the Closing Date. So long as any such books and records are retained by the Purchaser pursuant to this Agreement, each Vendor has the right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of any Purchased Corporation. The Purchaser has the right to have its representatives present during any such inspection.

Section 10.2	Director and Officer Indemnification.
For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Purchased Corporations, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in the Purchased Corporations’ articles of incorporation or by-laws relating to the exculpation or indemnification of any current or former officer or director (unless required by law), it being the intent of the Parties that the officers and directors of the Purchased Corporations continue to be entitled to such exculpation and indemnification to the full extent of the law. If the Purchased Corporations or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Purchased Corporation assume all of the obligations set forth in this Section 10.2. This Section 10.2 is intended for the benefit of, and is enforceable by, each current and former officer and director of the Purchased Corporations and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

Section 10.3	Change of Name.
Forthwith following Closing, and in any event within five (5) Business Days of the Closing Date, the Purchaser shall effect a change of the name of each of Tricor Canada and Tricor US to names other than names containing the word “Tricor” and shall provide to Fund IV Canada and Fund IV US copies of the amendments to each such corporation’s constating documents evidencing such changes of name. The Purchaser agrees that from and after the Closing neither it, nor any of its affiliates, will, without the express written consent of the Fund IV Canada and Fund IV US, use the word “Tricor” or any similar words.

Section 10.4	Post-Closing LTIP Payments and Refunds of Excess LTIP Payments.

(1)	From time to time following Closing, the Vendor Representative shall determine:

(a)	the amount of any LTIP Bonus Amounts to be paid to Employees who have entered into LTIP Agreements over and above the amounts determined under Section 2.2(c); and

(b)	the amount of any refunds payable to Golden Boy by Employees who have entered into LTIP Agreements in respect of LTIP Bonus Amounts previously paid to such Employees.
The Purchaser shall, and shall cause Golden Boy to, provide such co-operation and information to the Vendor Representative as the Vendor Representative may reasonably request for the purposes of making the determinations set forth in this Section 10.4(1).

(2)
Subject to Section 10.4(3) and Section 10.4(4), the Purchaser shall cause Golden Boy to pay when due in accordance with the LTIP Agreements all LTIP Bonus Amount payments required to be made after Closing to each Employee who is a party to an LTIP Agreement, including, but not limited to, the LTIP Holdback Amount.

(3)
If the payment of any LTIP Bonus Amounts are required to be made after Closing pursuant to Section 3.7(a)(ii) of the LTIP Agreements, the Purchaser shall have no obligation under Section 10.4(2) unless and until the Vendor Representative has paid to the Purchaser, or as the Purchaser has directed, an amount equal to the aggregate amount of such payments of LTIP Bonus Amounts less the LTIP Holdback Amount.

(4)
If payments of any LTIP Bonus Amounts are required to be made after Closing pursuant to Section 3.7(b) of the LTIP Agreements, the Purchaser shall have no obligation under Section 10.4(2) unless and until the Vendor Representative has paid to the Purchaser, or as the Purchaser has directed, or has directed the Escrow Agent to pay to the Purchaser or as the Purchaser has directed from funds otherwise payable by the Escrow Agent to the Vendor Representative, an amount equal to the aggregate amount of such payments of LTIP Bonus Amounts.

(5)	If:

(a)
a provision of this Agreement requires the Purchaser to make a payment to, or to the direction of, the Vendor Representative in connection with an increase to the Purchase Price other than pursuant to Section 2.8;

then:

(b)
pursuant to Section 10.4(1), the Vendor Representative will determine the sum of all payments which Golden Boy will be required to make pursuant to Section 3.7(a)(ii) and Section 3.7(b) of the LTIP Agreements on account of such increase to the Purchase Price, and the amount of the payment to be required to be paid to, or to the direction of, the Vendor Representative shall be reduced by an amount equal to that sum;

(c)	the Purchaser will pay the balance of the increase of the Purchase Price to the Vendor Representative, in trust for the Vendors, in accordance with their Pro Rata Shares; and

(d)
Fund IV Canada, Fund IV US and Harris will each direct the Vendor Representative to pay to Manulife from the amount otherwise due to such Vendor in accordance with that Vendor’s share of the amount released from escrow (being that Vendor’s Pro Rata Share as adjusted pursuant to Section 2.9(1)) the amount determined under the following formula:

Manulife Payment = (A - B) X C
Where:
A =     Such Vendor’s LTIP Responsibility Percentage;
B =    Such Vendor’s Pro Rata Share percentage; and

C =	an amount equal to the amount determined under Section 10.4(5)(b)
such that Manulife will receive its Pro-Rata Share of the amount of the increase in Purchase Price contemplated under Section 10.4(5)(a) without any reduction on account of the deduction of the amounts determined under Section 10.4(5)(b).

(6)	If and to the extent that:

(a)	the aggregate LTIP Bonus Amount paid and payable by Golden Boy is greater than the amount required to be paid under the LTIP Agreements, and

(b)
the Vendor Representative has directly paid the Purchaser an amount equal to the difference (for greater certainty, other than by way of directing the Escrow Agent to pay Purchaser an amount equal to the difference), the Vendors will severally indemnify the Vendor Representative for an amount equal to the difference. For the purposes of this Section 10.4(6), the word “severally” means that each Vendor shall only be responsible or liable for that portion of the difference as is equal to that Vendor’s LTIP Responsibility Percentage.

(7)
The Purchaser shall cause Golden Boy to, at the cost of the Vendors, take all such actions as the Vendor Representative may reasonably request in order to collect all refunds payable to Golden Boy by Employees who have entered into LTIP Agreements in respect of LTIP Bonus Amounts previously paid to such Employees, including assigning its right to receive such refunds to the Vendor Representative, in writing, for enforcement purposes. Where refund amounts contemplated under this Section 10.4(7) are paid to Golden Boy, the Purchaser shall cause Golden Boy to forthwith pay-over any such amounts to the Vendor Representative for the benefit of the Vendors net of any Taxes payable by Golden Boy as a result of the receipt of such refund. Any amounts received or paid over to the Vendor Representative pursuant to this Section 10.4(7) shall be paid to the Vendors based on each Vendor’s LTIP Responsibility Percentage.

Section 10.5	Confidentiality.
Each Vendor acknowledges the confidential and proprietary nature of the Confidential Company Information and agrees, that from and after the Closing, such Vendor shall: (i) keep the Confidential Company Information confidential; (ii) not use the Confidential Company Information for any reason or purpose, except for a Permitted Purpose; and (iii) without limiting the foregoing, not disclose the Confidential Company Information to any Person, except for a Permitted Purpose or with the Purchaser’s prior written consent. This Section 10.5 shall not apply to that part of the Confidential Company Information that becomes generally available to the public other than as a result of a breach of this Section 10.5 by any of the Vendors. Confidential Company Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available. If a Vendor becomes compelled in any action or proceeding to make any disclosure that is prohibited by this Section 10.5, such Vendor shall, to the extent legally permissible, provide the Purchaser with prompt notice of such compulsion so that the Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.5. In the absence of a protective order or other remedy, such Vendor may disclose that portion (and only that portion) of the Confidential Company Information that, based upon the opinion of such Vendor’s counsel, such Vendor is legally compelled to disclose; provided, however, that such Vendor shall use its best efforts to obtain written assurance that any Person to whom any Confidential Company Information is so disclosed shall accord confidential treatment to such Confidential Company Information. Nothing in this Section 10.5 shall diminish the protections and benefits under applicable Law to which any trade secret of any of the Purchased Corporations is entitled. If any information that the Purchaser or any of the Purchased Corporations asserts to be a trade secret under applicable Law is found by a court of competent jurisdiction not to be such a trade secret, such information shall nonetheless be considered Confidential Company Information for purposes of this Section 10.5.
For the purpose of this Section, “Permitted Purpose” means any purpose in connection with:

(a)	a dispute or litigation relating to or arising out of this Agreement;

(b)	regulatory or legal compliance including, but not limited to, audits by the SEC or another Governmental Entity; and

(c)
the Vendors’ (and their affiliates’) reporting and marketing activities with their limited partners and with investors who may potentially become limited partners, provided, in the latter case, that such investors agree to keep the Confidential Company Information confidential by way of a written confidentiality agreement prior to disclosure of any Confidential Company Information to such investors.

Section 10.6	Further Assurances.
From time to time after the Closing Date, each Party will, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to the Purchaser and carry out the intent of this Agreement.

Section 10.7	Blaine Facility Fire Insurance Proceeds.
If insurance proceeds relating to the December 26, 2012 fire at Golden Boy’s Blaine, WA facility are paid to the Purchaser or any of its successors or affiliates following the Closing, the Purchaser will pay the amount of such proceeds by wire transfer, direct deposit, certified cheque or bank draft to, or to the direction of the Vendor Representative in trust for the Vendors, in accordance with their Pro Rata Shares, within ten (10) Business Days following the receipt of such proceeds, as a dollar-for-dollar increase of the Purchase Price, and for greater certainty, Section 10.4(5) will apply.

Section 10.8	Refund of Customs Accruals.
Promptly following the time at which the last of the customs matters disclosed in Section 3.1(yy) of the Disclosure Letter is settled or finalized, the Purchaser will provide the Vendor Representative with a written notice containing a description of the final outcome of each of those matters and its calculation as to the amount of any Customs Duties which were finally paid or payable in respect of each such matter. The procedures and time periods described in Section 2.7(2) to Section 2.7(7) for preparation of the Closing Net Working Capital shall apply mutatis mutandis to the review of Purchaser’s calculation and to any dispute of Purchaser’s calculation between the Purchaser and the Vendor Representative. If and to the extent that the accrual in the Closing Net Working Capital Statement relating to the customs matters disclosed in Section 3.1(yy) of the Disclosure Letter is greater than the aggregate amount of the Customs Duties which were payable in respect of each such matter, the Purchaser will pay the amount of such difference to, or to the direction of, the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares) as an increase to the Purchase Price, by wire transfer, direct deposit, certified cheque or bank draft within five (5) Business Days of the date of the written notice, and for greater certainty, Section 10.4(5) will apply.

Section 10.9	No Purchases of Shares of Post Holdings, Inc.
None of Fund IV Canada, any general partner of Fund IV Canada, Fund IV US, any general partner of Fund IV US or the Vendor Representative shall for a period of at least thirty-six (36) months after the Closing Date knowingly purchase for its own account, either directly or indirectly, (a) any share of the capital stock of Guarantor, (b) any indebtedness of Guarantor, (c) any option, warrant, convertible security, exchangeable security, subscription right, conversion right or privilege, exchange right, or other right, agreement, arrangement, commitment, obligation or contract that could require Guarantor to issue any of its capital stock, (d) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any capital stock of Guarantor, (e) any statutory pre-emptive right or pre-emptive right granted under Guarantor’s organizational documents or pursuant to contract, (f) any stock option, stock appreciation right, phantom stock, profit participation, or other similar right with respect to Guarantor, or (g) any property more than 10% of the fair market value of which is attributable to any property or properties owned by any subsidiary of Tricor Canada on the Closing Date, or any property substituted for, or that derives its value from, directly or indirectly any such property or properties. For greater certainty, the limited partners of Fund IV Canada and Fund IV US are not restricted from purchasing, directly or indirectly, any of the items listed in (a) through (g), above.

ARTICLE 11
TAX MATTERS

Section 11.1	Straddle Period.
In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period’’), the amount of any Taxes based on or measured by income, receipts, or payroll of the Purchase Corporations for the Vendor Tax Period shall be determined based on an interim closing of the books as of 12:01 a.m. Pacific Time on the Closing Date and the preparation of notional tax returns in respect of the period ending at such time (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Purchased Corporations holds a beneficial interest shall be deemed to terminate at such time). Taxes of the Purchased Corporations other than those contemplated in the previous sentence for a Straddle Period that relates to the Vendor Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 11.2	Responsibility for Filing Tax Returns.

(1)
The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Purchased Corporations that are filed after the Closing Date and which relate to a Vendor Tax Period. The Purchaser shall provide copies of such returns to the Vendor Representative at least ten (10) days prior to the date on which such returns are due (including extensions) and shall permit the Vendor Representative to review and comment on each such Tax Return. Without duplication of any amount which reduced the Purchase Price pursuant any other provision of this Agreement, the Vendors (in accordance with their Pro Rata Shares) shall pay to the Purchaser in immediately available funds the amount of any Taxes due and payable in respect of any Vendor Tax Period pursuant to each such Tax Return. Any such payment by any Vendor pursuant to this Section 11.2 shall constitute a refund of, and a dollar-for-dollar decrease of, the Purchase Price.

(2)
The Purchaser and the Vendors and their affiliates shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 11.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchased Corporations and the Vendors agree (a) to retain all books and records with respect to Tax matters pertinent to the Purchased Corporations relating to any taxable period beginning before the Closing Date until thirty (30) days following the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Vendors, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchased Corporations or the Vendors, as the case may be, shall allow the other Party to take possession of such books and records.

(3)
The Purchaser and the Vendors further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that the obligation to mitigate, reduce or eliminate any Tax that could be imposed shall not impose on the Purchaser, or the Purchased Corporations, any duty to pay any Tax with respect to any Vendor Tax Period on behalf of the Purchased Corporations on amounts for which Vendors are liable pursuant to the provisions of this Article 11 in order to limit the accrual of interest and penalties.

(4)
The Purchaser and the Vendors further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

Section 11.3	Tax Refunds.
If any of the Purchased Corporations receive any refund of Taxes in respect of any Vendor Tax Period which is not included as a Current Asset in the Closing Net Working Capital Statement, such Purchased Corporation will calculate the difference between the amount of the refund (less any reasonable fees or expenses incurred by the Purchaser or any of the Purchased Corporations in connection with such refund) and any amount in respect of the refund for that period recorded as an asset or a reduction in the liabilities in the Closing Net Working Capital Statement. The Purchase Price will be increased by an amount equal to the difference and the Purchaser will pay to, or to the direction of, the Vendor Representative (in trust for the Vendors, in accordance with their Pro Rata Shares) the amount of the difference by way of a wire transfer or direct deposit of immediately available funds within 10 Business Days of the Purchased Corporation receiving the refund, for greater certainty, Section 10.4(5) will apply.

Section 11.4	Tax Shortfalls.

(1)
In this Agreement, “Tax Shortfall” means any Taxes that are imposed on, assessed against, or collected from a Purchased Corporation (or for which any Purchased Corporation may otherwise be liable) in respect of a Vendor Tax Period that are not included as a liability in the Closing Net Working Capital Statement (excluding any reserve for future income taxes/deferred Taxes established to reflect timing differences between book and Tax income), except for the following:

(a)	Taxes imposed with respect to actions taken outside the ordinary course of business by any Purchased Corporation:

(i)	on the Closing Date, but after the Closing; or

(ii)	resulting from or relating to the Pre-Closing Reorganization or 338(g) Election;

(b)	Taxes that would not have been payable in respect of a Vendor Tax Period but for:

(i)
a change in the Tax reporting practices of any Purchased Corporation occurring after Closing except as required to comply with Tax Laws or to correct prior filing deficiencies that were not in accordance with Tax Laws;

(ii)	a failure by the Purchaser or any of the Purchased Corporations to file, after Closing and within the time prescribed for doing so, any Tax Return; and

(iii)	Taxes included in the LTIP Bonus Amount or in the STIP Bonus Amount.

(2)	For the avoidance of doubt, Taxes imposed on, assessed against, or collected from a Purchased Corporation in respect of a Vendor Tax Period include:

(a)	all Taxes imposed on, assessed against, or collected from a Purchased Corporation with respect to any taxable period ending before the Closing Date; and

(b)
the amount of Taxes imposed on, assessed against, or collected from a Purchased Corporation allocable to a Vendor Tax Period determined under Article 11 with respect to any Straddle Period included in the Vendor Tax Period.

(3)
To the extent that the Purchaser seeks indemnification for a Tax Shortfall under Article 9, the Tax Shortfall will be treated as a Third Party Claim, and, for greater certainty, the Vendors will be entitled to investigate, appeal and/or defend against any assessments, judgment or actions by any Governmental Entity imposing the Taxes with respect to which the Purchaser is seeking indemnification, all in accordance with Section 9.7.

Section 11.5	Tax-Sharing Agreements.
All Tax-sharing agreements or similar agreements with respect to or involving a Purchased Corporation shall be terminated by the Vendors as of the Closing Date and, after the Closing Date, no Purchased Corporation shall be bound thereby or have any liability thereunder.

Section 11.6	Certain Taxes and Fees.
All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement or in connection with the Pre-Closing Reorganization or 338(g) Election shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

Section 11.7	CRA Assessments.
If the CRA assesses any Purchased Corporation:

(a)
under subsection 185.1(1) of the Tax Act in respect of an “excessive eligible dividend designation” within the meaning of subsection 89(1) of the Tax Act in respect of any dividend paid on or before Closing and either the Purchaser or the Vendors request that an election be made under subsection 185.1(2) of the Tax Act in respect of such dividend; or

(b)
under subsection 184(2) of the Tax Act in respect of a capital dividend paid on or before Closing in respect of which any Purchased Corporation made a capital dividend election under subsection 83(2) of the Tax Act in excess of the amount in such corporation’s capital dividend account and either the Purchaser or the Vendors request that an election be made under subsection 184(3) of the Tax Act in respect of such dividend;

the Purchased Corporation so assessed and each of its shareholders shall file such election in the form and within the time prescribed under the Tax Act. Notwithstanding the foregoing, the filing of the election by the particular corporation so assessed and each of its shareholders does not relieve the Vendors from their indemnification obligations to the Purchaser to the extent that the particular corporation or the Purchaser is liable to pay any Tax or otherwise suffers any loss or damage as a result of such excessive eligible dividend election or capital dividend election.

Section 11.8	Code §338 Election.

(1)
The Purchaser shall have the right, in its sole discretion, to make an election pursuant to Section 338(g) of the Code for any or all of the Purchased Corporations (the “338(g) Election”); provided, the Purchaser and the Purchased Corporations shall be obliged to pay, without the right to be indemnified, all Taxes resulting from such election. If the Purchaser makes a 338(g) Election, the Purchaser shall provide the Vendors with a copy of all relevant documents relating to such election.

(2)
Notwithstanding the foregoing, no 338(g) Election shall be permitted (or otherwise made) with respect to Tricor Canada’s acquisition of the shares of Tricor US pursuant to the Pre-Closing Reorganization.

Section 11.9	Tax Benefits from LTIP and STIP.
Purchaser shall pay to Vendor Representative cash equal to the actual net reduction in Taxes realized by Purchaser or any or all of the Purchased Corporations, if any, when, if and as realized by Purchaser or the Purchased Corporations as a result of any deductions attributable to payment of the LTIP Bonus Amount or STIP Bonus Amount. Purchaser shall provide Vendor Representative with written notice and Purchaser’s calculation of the amount of the Tax benefit actually realized by Purchaser or the Purchased Companies within thirty (30) days following the receipt of a notice of assessment in respect of each taxation year. The procedures and time periods described in Section 2.7(2) to Section 2.7(7) for preparation of the Closing Net Working Capital shall apply mutatis mutandis to the review of Purchaser’s calculation and to any dispute of Purchaser’s calculation between Purchaser and Vendor Representative. The Purchaser shall pay to the Vendors in trust for the Vendor Representative, in accordance with their Pro Rata Shares, within five (5) Business Days of the final determination of any Tax benefit pursuant to Section 2.7 the amount of such Tax benefit.
ARTICLE 12
MISCELLANEOUS

Section 12.1	Notices.
Any notice, direction or other communication given regarding the matters contemplated by this Agreement or the Escrow Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to Tricor Canada, Tricor US, Fund IV Canada and/or Fund IV US, at:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership and
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership
c/o Tricor Pacific Capital Partners (Fund IV), ULC
200 – 1111 West Hastings Street
Vancouver, B.C.
V6E 2J3
Attention: Rob Wildeman
Telephone: 604-646-4360
Facsimile: 604-688-7649
- with a copy to -
Stikeman Elliott LLP
1700-666 Burrard Street

Vancouver, B.C.
V6C 2X8
Attention: Noordin Nanji and Dan Steiner
Telephone: 604-631-1300
Facsimile: 604-681-1825

(b)	to the Vendor Representative at:
Tricor Pacific Capital Partners (Fund IV), ULC
200 – 1111 West Hastings Street
Vancouver, B.C.
V6E 2J3
Attention: Rob Wildeman
Telephone: 604-646-4360
Facsimile: 604-688-7649
- with a copy to -
Stikeman Elliott LLP
1700-666 Burrard Street
Vancouver, B.C.
V6C 2X8
Attention: Noordin Nanji and Dan Steiner
Telephone: 604-631-1300
Facsimile: 604-681-1825

(c)	to Manulife at:
Manufacturer’s Life Insurance Company
200 Bloor Street East
Toronto, Ontario
M4W 1E5
Attention: Craig Ferguson
Telephone: 416-852-9251
Facsimile: 416-926-5737
- with a copy to –

John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attention: Jennifer Toome
Telephone: 617-575-6505 ext. 726505
Facsimile: 617-421-4266

(d)	to Harris at:
Richard Harris
3080 Spencer Place
West Vancouver, B.C.
V7V 3C9
Telephone: 778-237-7300
- with a copy to –
Aird & Berlis LLP
Brookfield Place
181 Bay Street
Suite 1800, Box 754
Toronto ON M5J 2T9
Attention: Steve Kelman
Telephone: (416) 865-3446
Facsimile: (416) 863-1515

(e)	to the Purchaser at:
0987268 B.C. Ltd.
c/o Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attention:    Diedre Gray, Senior VP, General Counsel and Secretary
Telephone:    (314) 644-7622
Facsimile:    (314) 343-3367
- with a copy to –
Lewis, Rice & Fingersh
600 Washington Avenue
Suite 2500
St. Louis, MO 63101

Attention:    Tom Zook
Telephone:    (314) 444-7671
Facsimile:    (314) 612-7671

(f)	to the Guarantor at:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attention:    Diedre Gray, Senior VP, General Counsel and Secretary
Telephone:    (314) 644-7622
Facsimile:    (314) 343-3367
- with a copy to –
Lewis, Rice & Fingersh
600 Washington Avenue
Suite 2500
St. Louis, MO 63101
Attention:    Tom Zook
Telephone:    (314) 444-7671
Facsimile:    (314) 612-7671
A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 12.2	Time of the Essence.
Time is of the essence in this Agreement.

Section 12.3	Announcements.
Except as required by Law or Governmental Entity, or as may be required in order to obtain the consents contemplated by this Agreement, no announcements or public disclosures concerning the transactions contemplated by this Agreement may be made by:

(a)	any party, its employees, agents or representatives prior to the Closing unless previously approved by the Vendor Representative and the Purchaser, or

(b)	by the Purchased Corporations or the Vendors, and their respective employees, agents or representatives, on or after the Closing unless previously approved by the Purchaser.
Notwithstanding the foregoing (i) where public disclosure is required by Law or a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure; and (ii) the parties hereto acknowledge and agree that Tricor Pacific Capital Inc. and/or its affiliates may, on or after the Closing, make such announcements or public disclosures concerning the transactions contemplated by this Agreement for marketing and other regulatory purposes as it considers appropriate. In addition, notwithstanding anything to the contrary contained herein, (x) the Vendors acknowledge and agree that Purchaser may use any of the Golden Boy Financial Statements or any of the other information provided pursuant to Section 5.12 or otherwise in filings, reports or registration statements it files with the SEC or in any other securities offering materials; and (y) each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Section 6011 of the Code) of the transactions contemplated hereby; provided that such disclosure may not be made prior to the earlier of the date of (A) public announcement of discussions relating to the transaction contemplated hereby, or (B) public announcement of the execution of this Agreement (provided this authorization is not intended to permit disclosure of any information to the extent not related to the transaction’s tax treatment or tax structure).

Section 12.4	Personal Information Privacy Covenants

(a)
Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business and the completion of the transactions contemplated herein.

(b)
Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure.

(c)
In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; (iii) where required by law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; and (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed.

(d)
Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient’s obligations hereunder and according to applicable Laws.

(e)
Recipient shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein.

“Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement;

Section 12.5	Third Party Beneficiaries.
Except as otherwise provided in Section 9.2, Section 9.3 and Section 10.2 (i) the Vendors and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties; and (ii) no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. To the extent required by law to give full effect to these direct rights, the Vendors and the Purchaser agree and acknowledge that they are acting as agent and/or as trustee of their respective Indemnified Parties. The Parties reserve their right to vary or rescind the rights, granted by or under this Agreement to any Person who is not a Party, at any time and in any way whatsoever, without notice to or consent of that Person, including any Indemnified Party.

Section 12.6	Expenses.
Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by them. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 12.7	Amendments.
This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendors and the Purchaser.

Section 12.8	Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 12.9	Non-Merger.
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing.

Section 12.10	Entire Agreement.
This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 12.11	Successors and Assigns.

(1)
This Agreement becomes effective only when executed by the Vendors and the Purchaser. After that time, it is binding on and enures to the benefit of the Vendors, the Purchaser and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party.

Section 12.12	Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 12.13	Governing Law.

(1)	This Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 12.14	Counterparts.
This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

Section 12.15	Vendor Representative.

(1)
Effective upon the execution of this Agreement and without further act of any Vendor, the Vendors appoint the Vendor Representative as their agent and attorney (and no other Person shall be so appointed) to:

(a)
resolve any disputes related to the payment of any amounts due hereunder, including the authorization to commence litigation in accordance with the terms of this Agreement and to comply with Governmental Entities and awards of any arbitrators related thereto;

(b)
discuss, negotiate, resolve and fully and finally settle on behalf of the Vendors any claims for indemnification by the Purchaser under Article 9 hereof, including the authorization to comply with Governmental Entities with respect to any such claim for indemnification;

(c)
prepare the Closing Net Working Capital Statement and discuss, negotiate, resolve and fully and finally settle on behalf of the Vendors any disputes with respect to the Closing Net Working Capital and the Closing Net Working Capital Statement pursuant to Section 2.8 hereof;

(d)	enter into the Escrow Agreement on behalf of the Vendors and provide instructions to the Escrow Agent with respect to the Escrowed Amount;

(e)
take any action, including litigating, defending or enforcing any actions, and make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Vendor Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, hire or retain, at the sole expense of the Vendors, such counsel, investment bankers, accountants, representatives and other professional and technical advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder; and

(f)	receive all documents, certificates and notices and make all determinations on behalf of the Vendors required under this Agreement.

(2)
A decision, act, consent or instruction of the Vendor Representative shall constitute a decision of the Vendors, and shall be final, binding and conclusive upon the Vendors and may be conclusively relied upon by the Purchaser. Any party receiving an Instrument from the Vendor Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

(3)
The Vendor Representative shall keep the Vendors reasonably updated with the information the Vendor Representative receives on any material action taken on behalf of the Vendors by the Vendor Representative pursuant to the authority delegated to the Vendor Representative under this Section 12.15.

(4)
Each of the Vendors agrees that the appointment of the Vendor Representative is irrevocable without the consent of the Vendor Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Vendor.

(5)
The Vendors each agree to severally indemnify the Vendor Representative, in accordance with their Pro Rata Shares, against any and all claims, losses, judgments, liabilities, costs, damages or out-of-pocket expenses (including reasonable investigation costs, court costs, legal fees and expenses and amounts paid in settlement of a claim or suit), fines, penalties and interest incurred without gross negligence or willful misconduct on the part of the Vendor Representative and arising out of or in connection with the acceptance, performance or non-performance of its duties hereunder, including any action, suit, proceeding or arbitration which any Vendor may bring against the Vendor Representative arising out of or relating to this Agreement.

Section 12.16	Guarantor.
The Guarantor hereby absolutely and unconditionally guarantees, as principal and not as surety, the performance (and, where applicable, payment) by the Purchaser (and its successors and permitted assigns) of each of its obligations and liabilities to the Vendors under this Agreement and all other agreements entered into pursuant to this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting the Purchaser or any successor or permitted assignee.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), LIMITED PARTNERSHIP, BY ITS GENERAL PARTNER, TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC
By:	/s/ Rob Wildeman

TRICOR PACIFIC CAPITAL PARTNERS (FUND IV) US, LIMITED PARTNERSHIP, BY ITS GENERAL PARTNER, TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC
By:	/s/ Rob Wildeman

MANUFACTURER’S LIFE INSURANCE COMPANY
By:	/s/ Craig Ferguson
Authorized Signing Officer

/s/ Richard Harris
Richard Harris

TRICOR PACIFIC CAPITAL PARTNERS (FUND IV), ULC
By:	/s/ Rob Wildeman

Signature Page to Share Purchase Agreement

0987268 B.C. LTD.
By:	/s/ Robert V. Vitale

POST HOLDINGS, INC.
By:	/s/ Robert V. Vitale

Signature Page to Share Purchase Agreement